Exhibit 2.1

PURCHASE AND SALE AGREEMENT

dated as of August 8, 2016

by and between

NRG SOLAR CVSR HOLDINGS 2 LLC,

a Delaware limited liability company, as Seller,

and

NRG YIELD OPERATING LLC,

a Delaware limited liability company, as Purchaser

i

(continued)

3.25	Regulatory Status	24

3.26	Support Obligations	25

3.27	Disclosures	25

3.28	Projections	25

3.29	No Other Warranties	25

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.01	Existence	26

4.02	Authority	26

4.03	No Consent	26

4.04	No Conflicts	26

4.05	Permits and Filings	26

4.06	Legal Proceedings	27

4.07	Purchase for Investment	27

4.08	Brokers	27

4.09	Governmental Approvals	27

4.10	Compliance with Laws	27

4.11	Due Diligence	27

ARTICLE 5	COVENANTS OF SELLER

5.01	Regulatory and Other Permits	28

5.02	Access to Information	28

5.03	Notification of Certain Matters	28

5.04	Conduct of Business	29

5.05	Insurance	31

5.06	Casualty Loss	31

5.07	Seller Parent Guaranty	32

5.08	SunPower Cash Grant Litigation	32

5.09	Fulfillment of Conditions	32

5.10	Further Assurances	33

ARTICLE 6	COVENANTS OF PURCHASER

6.01	Regulatory and Other Permits	33

6.02	Fulfillment of Conditions	33

6.03	Further Assurances	33

6.04	Support Obligations	34

6.05	SunPower Cash Grant Litigation	34

(continued)

ARTICLE 7	CONDITIONS TO OBLIGATIONS OF PURCHASER

7.01	Bring-Down of Seller’s Representations and Warranties	34

7.02	Performance at Closing	35

7.03	Litigation	35

7.04	Assignment of Membership Interests	35

7.05	Approvals and Consents	35

7.06	Officers’ Certificates	35

7.07	FIRPTA Certificate	35

ARTICLE 8	CONDITIONS TO OBLIGATIONS OF SELLER

8.01	Bring-Down of Purchaser’s Representations and Warranties	35

8.02	Performance at Closing	36

8.03	Approvals and Consents	36

8.04	Litigation	36

8.05	Deliveries	36

ARTICLE 9	TAX MATTERS

9.01	Certain Taxes	36

9.02	Allocation of Purchase Price	37

9.03	Treatment for Tax Purposes	37

ARTICLE 10	SURVIVAL

10.01	Survival of Representations, Warranties, Covenants and Agreements	38

ARTICLE 11	INDEMNIFICATION

11.01	Indemnification by Seller	38

11.02	Indemnification by Purchaser	38

11.03	Period for Making Claims	38

11.04	Limitations on Claims	39

11.05	Procedure for Indemnification of Third Party Claims	40

11.06	Rights of Indemnifying Party in the Defense of Third Party Claims	40

11.07	Direct Claims	41

11.08	Exclusive Remedy	41

11.09	Indemnity Treatment	41

11.10	Mitigation	42

11.11	No Solicitation	42

ARTICLE 12	TERMINATION

(continued)

12.01	Termination	42

12.02	Effect of Termination	43

ARTICLE 13	MISCELLANEOUS

13.01	Notices	43

13.02	Entire Agreement	44

13.03	Specific Performance	44

13.04	Time of the Essence	44

13.05	Expenses	44

13.06	Confidentiality; Disclosures	44

13.07	Waiver	45

13.08	Amendment	45

13.09	No Third Party Beneficiary	45

13.10	Assignment	45

13.11	Severability	45

13.12	Governing Law	45

13.13	Consent to Jurisdiction	45

13.14	Waiver of Jury Trial	46

13.15	Limitation on Certain Damages	46

13.16	Disclosures	46

13.17	Facsimile Signature; Counterparts	47

(continued)

EXHIBITS

Exhibit A	Reserved

Exhibit B	Wire Transfer Instructions

Exhibit C	Aggregate Target Net Working Capital Calculation

Exhibit D	Form of Officer’s Certificate of Seller

Exhibit E	Form of Secretary’s Certificate of Seller

Exhibit F	Form of Certificate of Non-Foreign Status of Seller

Exhibit G	Form of Officer’s Certificate of Purchaser

Exhibit H	Form of Secretary’s Certificate of Purchaser

Exhibit I	Seller Parent Guaranty

SCHEDULES

Seller Disclosure Schedules:

Schedule 1.01	Permitted Exceptions and Permitted Liens
Schedule 3.03	Seller Consents
Schedule 3.05	Seller Approvals
Schedule 3.06	Legal Proceedings
Schedule 3.07	Brokers
Schedule 3.09	Ownership; Voting Trusts; Liens on Acquired Interests
Schedule 3.10	Undisclosed Liabilities
Schedule 3.11	Tax Exceptions
Schedule 3.13	Company Contracts
Schedule 3.16	Environmental Matters
Schedule 3.17	Permits
Schedule 3.18	Affiliate Transactions
Schedule 3.19	Intellectual Property Matters
Schedule 3.20	Insurance
Schedule 3.22	Absence of Changes
Schedule 3.23	Equipment
Schedule 3.24	Bank Accounts
Schedule 3.26	Support Obligations
Schedule 5.04(b)	Actions

v

(continued)

Purchaser Disclosure Schedules

Schedule 4.03	Purchaser Consents
Schedule 4.05	Purchaser Permits
Schedule 4.08	Brokers
Schedule 4.09	Governmental Approvals

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of August 8, 2016 (the “Effective Date”) is made and entered into by and between NRG Solar CVSR Holdings 2 LLC, a Delaware limited liability company (“Seller”), and NRG Yield Operating LLC, a Delaware limited liability company (“Purchaser”).  Seller and Purchaser are referred to, collectively, as the “Parties” and each, individually, as a “Party.”  Capitalized terms used herein shall have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, Seller owns fifty one and five hundredths percent (51.05%) of the outstanding membership interests of CVSR Holdco LLC, a Delaware limited liability company (the “Company”);

WHEREAS, Purchaser owns the remaining forty-eight and ninety-five hundredths percent (48.95%) of the outstanding membership interests of the Company;

WHEREAS, the Company owns 100% of the membership interests of NRG Solar CVSR Holdings LLC (“Holdings”), which in turn owns all of the membership interests of High Plains Ranch II, LLC (“HPR II” and, together with Holdings, the “Subsidiaries”); and

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, fifty one and five hundredths percent (51.05%) of the outstanding membership interests of the Company (the “Acquired Interests”), but not including the Excluded Assets and Excluded Liabilities (each as defined below), on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS, INTERPRETATION

1.01                        Definitions.  As used in this Agreement, the following defined terms have the meanings indicated below:

“Acquired Interests” has the meaning set forth in the Recitals.

“Acquisition Closing Date” means September 30, 2011.

“Acquisition Proposal” has the meaning set forth in Section 11.11.

“Action or Proceeding” means any action, suit, proceeding, arbitration or investigation by or before any Governmental Authority.

“Affiliate” of a specified Person means any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person specified. For the purposes of this Agreement, NRG Energy, Inc. and its direct or indirect subsidiaries, including Seller, the Company and the Subsidiaries shall not be considered “Affiliates” of NYLD and its direct or indirect subsidiaries, including Purchaser.

“Aggregate Net Working Capital” means (without duplication) the sum of the net working capital of the Company as determined in accordance with the methodology used in the preparation of Aggregate Target Net Working Capital set forth on Exhibit C, and otherwise in accordance with GAAP as of 12:01 A.M. (Eastern time) on the Closing Date.  In the event the Closing does not occur on the last day of a month, then each item included as a proration item on Exhibit C and included in the calculation of Aggregate Net Working Capital shall be prorated to the extent applicable as of the Closing Date by multiplying the amount of each such item for the full calendar month by a fraction, the numerator of which is the number of days elapsed from and including the first day of the month in which the Closing Date occurs to but excluding the Closing Date, and the denominator of which is the total number of days in such month, provided that to the extent items may be determined on a daily basis, such amounts will be allocated on a daily basis.

“Aggregate Target Net Working Capital Amount” means $2,878,432, calculated as set forth on Exhibit C.

“Agreement” means this Purchase and Sale Agreement and the Exhibits, the Appendices and the Disclosure Schedules, as any of the same shall be amended or supplemented from time to time.

“Apportioned Obligations” has the meaning set forth in Section 9.01(a).

“Balance Sheet Date” has the meaning set forth in Section 3.22.

“Base Purchase Price” means $78,500,000, which may be reduced pursuant to Section 5.06 and increased or reduced pursuant to Section 2.04(a).

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Cap” has the meaning set forth in Section 11.04(c).

“Casualty Loss” has the meaning set forth in Section 6.06.

“Closing” has the meaning set forth in Section 2.03(a).

“Closing Date” is the date on which the transactions contemplated hereunder are consummated.

“Closing Date Aggregate Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.04(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Terms Agreement” means that certain Common Terms Agreement, dated as of July 15, 2016, among the Company, as Issuer, Sumitomo Mitsui Banking Corporation, as LCF Administrative Agent, Collateral Agent and Paying Agent, and the Fixed Rate Noteholders, the Issuing Banks and the LC Lenders from time to time parties thereto.

“Company” has the meaning set forth in the Recitals.

“Company Contracts” has the meaning ascribed to the term “Operative Documents” in the Common Terms Agreement.

“Consequential Damages” has the meaning set forth in Section 13.15.

“Constitutive Documents” means the certificates of formation and the limited liability company agreements, as amended (if applicable) of the Company and the Subsidiaries.

“Contract” means any agreement, purchase order, commitment, evidence of Indebtedness, mortgage, indenture, security agreement or other contract, entered into by a Person or by which a Person or any of its assets are bound.

“Control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management or policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Data Room” means the electronic documentation site established by Intralinks on behalf of Seller with respect to the Company, the Subsidiaries and the Facility.

“Deductible” has the meaning set forth in Section 11.04(a).

“Disclosure Schedules” means the schedules attached to this Agreement, and dated as of the date hereof.

“DOE Loan Agreement” means that certain Loan Guarantee Agreement, dated as of September 30, 2011, among HPR II, as Borrower, U.S. Department of Energy, as Guarantor, and U.S. Department of Energy, as Loan Servicer.

“Effective Date” has the meaning set forth in the Preamble.

“Employee Plan” means any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, that is (or when in effect was) subject to any provision of ERISA, including Title IV of ERISA, and is or was sponsored, maintained or contributed to by Seller, the Company, any Subsidiary or any ERISA Affiliate.

“Environmental Laws” means any Law relating to the environment, or to handling, storage, transportation, emissions, discharges, releases or threatened emissions, discharges or releases of Hazardous Substances into the environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment or disposal of any Hazardous Substances, including, but not limited to, the Clean Air Act, the Federal Water Pollution Control Act (including, but not limited to the Clean Water Act and the Oil Pollution Act), the Safe Drinking Water Act, the Federal Solid Waste Disposal Act (including, but not limited to, the Resource Conservation and Recovery Act of 1976), the Comprehensive Environmental Response, Compensation, and Liability Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act, and the Occupational Safety and Health Act (to the extent relating to human exposure to Hazardous Materials) and any other federal, state or local laws, ordinances, rules or regulations now or hereafter existing relating to any of the foregoing.

“Equity Interests” means, with respect to an entity, capital stock, partnership or membership interests or units (whether general or limited), and any other similar interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, such entity.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes Seller, the Company, Holdings or HPR II or that is a member of the same “controlled group” as Seller pursuant to Section 4001(a)(14) of ERISA; provided, however, that the Company, Holdings and HPR II shall not be considered to be ERISA Affiliates from and after the Closing Date.

“Estimated Aggregate Net Working Capital Amount” has the meaning set forth in Section 2.04(a).

“Excluded Assets” means any and all recoveries obtained by Seller, the Company or the Subsidiaries in connection with the SunPower Cash Grant Litigation, whether by settlement, judgment or otherwise.

“Excluded Liabilities” means any Liabilities or Losses incurred by Seller, the Company or the Subsidiaries in connection with the SunPower Cash Grant Litigation, whether by settlement, judgment or otherwise.

“Facility” means the 250 MW California Valley Solar Ranch photovoltaic solar power facility located in San Luis Obispo County, California.

“FERC” means the Federal Energy Regulatory Commission.

“Final Aggregate Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.04(f).

“Final Aggregate Net Working Capital Amount” has the meaning set forth in Section 2.04(b).

“Final Purchase Price” has the meaning set forth in Section 2.02.

“Financial Statements” has the meaning set forth in Section 3.21.

“Financing Documents” means the Common Terms Agreement and the DOE Loan Agreement.

“FPA” means the Federal Power Act, as amended.

“GAAP” has the meaning set forth in Section 1.02(c).

“Governmental Approval” means any consent or approval required by any Governmental Authority.

“Governmental Authority” means any federal, state, local or municipal governmental body; any governmental, quasi-governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power, including NERC, FERC and each Regional Entity; or any court or governmental tribunal.

“Hazardous Substances” means any substance, element, compound or mixture, whether solid, liquid or gaseous: (a) which is defined as “hazardous waste” or “hazardous substance” or “pollutant” or “contaminant” under any Environmental Law; (b) which is  otherwise hazardous and is subject to regulation by any Governmental Authority; (c) petroleum hydrocarbons (other than naturally occurring petroleum hydrocarbons); (d) polychlorinated biphenyls (PCBs); (e) asbestos-containing materials (other than naturally occurring asbestos); or (f) radioactive materials (other than naturally occurring radioactive materials).

“Holdings” has the meaning set forth in the Recitals.

“HPR II” has the meaning set forth in the Recitals.

“Indebtedness” means all obligations of a Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business and not past due), (d) under capital leases, (e) secured by a Lien on the assets of such Person, whether or not such obligation has been assumed by such Person, (f) with respect to reimbursement obligations for letters of credit and other similar instruments (whether or not drawn), (g) in the nature of guaranties of the obligations described in clauses (a) through (f) above of any other Person or as to which such Person has an obligation substantially the economic equivalent of a guaranty, or (h) in respect of any other amount properly characterized as indebtedness in accordance with GAAP.

“Indemnified Party” means any Person claiming indemnification under any provision of Article 11.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article 11.

“Interim Period” means the period between the Effective Date and the Closing Date.

“IRS” means the United States Internal Revenue Service.

“Knowledge” with respect to Purchaser means the actual knowledge of Christopher Sotos.

“Knowledge of Seller” means the actual knowledge of Paul Zavesoff and John Karam after reasonable inquiry of their direct reports.

“Land” has the meaning set forth in Section 3.14(a).

“Laws” means all laws, statutes, treaties, rules, orders, codes, ordinances, standards, regulations, restrictions, official guidelines, policies, directives, interpretations, permits or other pronouncements having the effect of law of any Governmental Authority.

“Liabilities” means any liability, Indebtedness, obligation, commitment, or expense, in each case, requiring either (i) the payment of a monetary amount, or (ii) any type or fulfillment of an obligation, and in each case whether accrued, absolute, contingent, asserted, matured, unmatured, secured or unsecured.

“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any lien or security interest).

“Losses” means any and all claims, damages, losses, Liabilities, costs, fines, penalties assessed by any Governmental Authority and expenses (including settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions), and excluding any consequential, incidental, indirect, special, exemplary or punitive damages.

“Material Adverse Effect” means any fact, event, circumstance, condition, change or effect that has, or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the assets, properties, liabilities, financial condition or results of operations of the Company or any Subsidiary; provided, however, that none of the following shall be or will be at the Closing deemed to constitute and shall not be taken into account in determining the occurrence of a Material Adverse Effect:  any fact, event, circumstance, condition, change or effect resulting from (a) any economic change generally affecting the international, national or regional (i) electric generating industry or (ii) wholesale markets for electric power; (b) any economic change in markets for commodities or supplies, including electric power, as applicable, used in connection with the Company or any Subsidiary; (c) any change in general regulatory or political conditions, including any engagements of hostilities, acts of war or terrorist activities, natural disasters or weather-related events or changes imposed by a Governmental Authority associated with additional security; (d) any change in any Laws (including Environmental Laws), industry standards generally affecting the industry or markets in which the Company or any Subsidiary operate or GAAP; (e) any change in the financial condition of the Company or any Subsidiary caused by the pending sale of the Acquired Interests to Purchaser, including changes due to the credit rating of Purchaser; (f) any change in the financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or Nasdaq Stock Market) or any change in the general national or regional economic or financial conditions; (g) any actions to be taken pursuant to or in accordance with this Agreement; or (h) the announcement or pendency of the transactions contemplated hereby, including any labor union activities or disputes; provided, however, that any fact, event, circumstance, condition, change or effect resulting from clauses (a) through (f) shall nonetheless be taken into consideration in determining whether a Material Adverse Effect has occurred to the extent such changes, events, effects or occurrences have a materially disproportionate impact on the Company or the Subsidiaries, taken as whole, as compared to similarly situated businesses in the same industry and in the same geographical area.

“NERC” means the North American Electric Reliability Corporation.

“Neutral Auditor” means Ernst & Young or, if Ernst & Young is unable to serve, an impartial nationally recognized firm of independent certified public accountants other than Seller’s accountants or Purchaser’s accountants, mutually agreed to by Purchaser and Seller.

“NYLD” means NRG Yield, Inc., a Delaware corporation.

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or other security or equity interest of such Person or any security or right of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other security or equity interest of such Person, or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock (or any other equity interest or security) of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers (or similar positions) of such Person or the manner in which any shares of capital stock (or any other security or equity interest) of such Person are voted.

“Order” means any writ, judgment, injunction, ruling, decision, order or similar direction of any Governmental Authority, whether preliminary or final.

“Party” or “Parties” has the meaning set forth in the preamble of this Agreement.

“Permit” means all licenses, permits, consents, authorizations, approvals, ratifications, certifications, registrations, exemptions, variances, exceptions and similar consents granted or issued by any Governmental Authority.

“Permitted Exceptions” means, with respect to the Real Property Rights, the following:

(a)                                 all Liens for Taxes, which are not due and payable as of the Closing Date or, if due, are (i) not delinquent or (ii) being contested in good faith through appropriate proceedings and set forth on Schedule 1.01 and as to which adequate reserves in accordance with GAAP have been taken on the books of the Company or any Subsidiary;

(b)                                 all building codes and zoning ordinances and other Laws of any Governmental Authority heretofore, now or hereafter enacted, made or issued by any such Governmental Authority affecting the Real Property Rights;

(c)                                  all easements, rights-of-way, covenants, conditions, restrictions, reservations, licenses, agreements, and other similar matters which would not reasonably be expected to, in the aggregate, have a Material Adverse Effect on the use and enjoyment of the Real Property Rights;

(d)                                 all encroachments, overlaps, boundary line disputes, shortages in area, drainage and other easements, cemeteries and burial grounds and other similar matters which would not reasonably be expected to, in the aggregate, have a Material Adverse Effect on the use and enjoyment of the Real Property Rights;

(e)                                  all electric, telephone, gas, sanitary sewer, storm sewer, water and other utility lines, pipelines, service lines and facilities of any nature now located on, over or under the Real Property Rights, and all licenses, easements, rights-of-way and other similar agreements relating thereto which would not reasonably be expected to, in the aggregate, have a Material Adverse Effect on the use and enjoyment of the Real Property Rights;

(f)                                   all existing public and private roads and streets (whether dedicated or undedicated), and all railroad lines and rights-of-way affecting the Real Property Rights which would not reasonably be expected to, in the aggregate, have a Material Adverse Effect on the use and enjoyment of the Real Property Rights;

(g)                                  all rights with respect to the ownership, mining, extraction and removal of minerals of whatever kind and character (including, without limitation, all coal, iron ore, oil, gas, sulfur, methane gas in coal seams, limestone and other minerals, metals and ores) that have been granted, leased, excepted or reserved prior to the date hereof which would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on the use and enjoyment of the Real Property Rights; and

(h)                                 inchoate mechanic’s and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s liens arising in the ordinary course of business of the Company or any Subsidiary (i) as to which there is no existing default on the part of the Company or any Subsidiary or (ii) that are being contested in good faith through appropriate proceedings and as set forth on Schedule 1.01 and as to which adequate reserves in accordance with GAAP have been taken on the books of the Company or any Subsidiary.

“Permitted Liens” means any (a) Permitted Exceptions; (b) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not delinquent or (ii) being contested in good faith through appropriate proceedings and set forth on Schedule 1.01 and as to which adequate reserves in accordance with GAAP have been taken on the books of the Company or any Subsidiary; (c) good faith deposits in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits; (d) pledges or deposits to secure public or statutory obligations or appeal bonds; (e) in the case of personal property owned or held by the Company or any Subsidiary, covenants and other restrictions in the Company Contracts; and (f) any other Liens set forth on Schedule 1.01.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business, entity, organization, trust, union, association or Governmental Authority.

“Post-Closing Aggregate Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.04(f).

“Projections” has the meaning set forth in Section 3.19.

“Proposed Aggregate Net Working Capital Amount” has the meaning set forth in Section 2.04(b).

“PUHCA” means the Public Utility Holding Company Act of 2005.

“Purchaser” has the meaning set forth in the preamble of this Agreement.

“Purchaser Approvals” has the meaning set forth in Section 4.09.

“Purchaser Consents” has the meaning set forth in Section 4.03.

“Purchaser Indemnified Parties” means Purchaser, its successors and assigns, and each of their Representatives.

“Real Property Rights” means all real property rights and interests of the Company or any Subsidiary, including, but not limited to, all options, leases, easements, land use rights, access easements, transmission line easements, rights to ingress and egress, any and all bids, grants, awards, applications, rights to negotiate, and all other rights relating to the land of the Company or any Subsidiary.

“Regional Entity” means the Western Electricity Coordinating Council or its successor.

“Representatives” means, as to any Person, its officers, directors, employees, partners, members, stockholders, counsel, agents, accountants, advisers, engineers, and consultants.

“Restoration Cost” has the meaning set forth in Section 5.06.

“Satisfaction Date” has the meaning set forth in Section 5.06.

“Section 5.03 Side Letter” has the meaning set forth in Section 5.03(b).

“Seller” has the meaning set forth in the preamble of this Agreement, and includes its respective successors and assigns.

“Seller Approvals” has the meaning set forth in Section 3.05.

“Seller Consents” has the meaning set forth in Section 3.03.

“Seller Indemnified Parties” means Seller, its successors and assigns, and its Representatives.

“Seller Parent” means NRG Energy, Inc., a Delaware corporation.

“Seller Parent Guaranty” means that guaranty of Seller Parent dated as of the Effective Date and attached hereto as Exhibit I.

“Seller’s Pro Rata Share” means 51.05%.

“Subsidiaries” has the meaning set forth in the Recitals.

“SunPower Cash Grant Litigation” means the claims pursuant to that certain complaint titled NRG Renew LLC v. SunPower Corporation, Systems and that certain cross-complaint titled SunPower Corporation, Systems v. NRG Renew LLC and NRG Energy, Inc. Case No. C 14-00504 (Ca. Superior Ct).

“Support Obligations” has the meaning set forth in Section 6.04.

“Tax” or “Taxes” means any income, profits, gross or net receipts, property, sales, use, capital gain, transfer, excise, license, production, franchise, employment, social security, occupation, payroll, registration, capital, governmental pension or insurance, withholding, royalty, severance, stamp or documentary, value added, goods and services, business or occupation or other tax, charge, assessment, duty, levy, unclaimed property or escheat obligation, compulsory loan or fee of any kind (including any interest, additions to tax, or civil or criminal penalties thereon) of the United States or any state or local jurisdiction therein required to be collected, or of any other nation or any jurisdiction therein, together with any obligations for the Taxes of any other person whether as successor, a member of a group, indemnitor, or otherwise, but excluding amounts paid or payable in respect of Permits.

“Tax Returns” means any report, form, return, statement or other information (including any amendments) required to be supplied to or filed with a Governmental Authority by a Person with respect to Taxes, including, but not limited to, information returns, any amendments thereof or schedule or attachment thereto and any documents with respect to or accompanying requests for the extension of time in which to file any such report, form, return, statement or other information.

“Termination Date” has the meaning set forth in Section 12.01(b).

“Title Policy” has the meaning set forth in Section 3.15.

“Trademark License Agreement” means that Trademark License Agreement dated as of July 22, 2013 by and between NRG Energy, Inc. and NRG Yield, Inc.

“Transfer Taxes” has the meaning set forth in Section 9.01(c).

1.02                        Interpretation.

(a)                                 Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement, (v) the words “include” and “including” are not words of limitation and shall be deemed to be followed by the words “without limitation,” (vi) the use of the word “or” to connect two or more phrases shall be construed as inclusive of all such phrases (e.g., “A or B” means “A or B, or both”), (vii) the use of the conjunction “and/or” shall be construed as “any or all of” and (viii) references to Persons include their respective successors and permitted assigns and, in the case of Governmental Authorities, Persons succeeding to their respective functions and capacities.

(b)                                 Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(c)                                  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under United States generally accepted accounting principles (“GAAP”).

(d)                                 Unless the context otherwise requires, a reference to any Law includes any amendment, modification or successor thereto.

(e)                                  Any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar Law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(f)                                   In the event of a conflict between this Agreement and any exhibit, schedule or appendix hereto, this Agreement shall control.

(g)                                  The Article and Section headings have been used solely for convenience, and are not intended to describe, interpret, define or limit the scope of this Agreement.

(h)                                 Conflicts or discrepancies, errors, or omissions in this Agreement or the various documents delivered in connection with this Agreement will not be strictly construed against the drafter of the contract language, rather, they shall be resolved by applying the most reasonable interpretation under the circumstances, giving full consideration to the intentions of the Parties at the time of contracting.

(i)                                     A reference to any agreement or document is to that agreement or document as amended, novated, supplemented or replaced from time to time.

ARTICLE 2
SALE OF MEMBERSHIP INTERESTS AND CLOSING

2.01                        Purchase and Sale.  Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the right, title and interest of Seller in and to the Acquired Interests, but not including any Excluded Assets or Excluded Liabilities, at the Closing on the terms and subject to the conditions set forth in this Agreement.

2.02                        Payment of Purchase Price.  Upon the terms and subject to the conditions hereinafter set forth, in consideration of the delivery by Seller of the Acquired Interests,  Purchaser shall by wire transfer of immediately available United States funds, pay to Seller at the Closing the sum of the Base Purchase Price and the Aggregate Target Net Working Capital Amount. The Base Purchase Price shall be subject to adjustment to reflect the Final Aggregate Net Working Capital Amount (whether a positive or a negative amount) in accordance with Section 2.04 and may otherwise be adjusted in accordance with Section 5.06 (such adjusted amount, the “Final Purchase Price”).

2.03                        Closing.

(a)                                 The closing of the transactions described in Section 2.01 (the “Closing”) will take place at the offices of Jones Day, counsel to Seller, at 51 Louisiana Avenue, NW, Washington, DC, 20001, or at such other place as the Parties mutually agree, at 10 A.M. local time, on September 1, 2016 (or at such other time as the Parties mutually agree), upon the fulfillment or waiver of the conditions set forth in Articles 7 and 8.

(b)                                 At the Closing, the following shall occur:

(i)                                     Purchaser shall pay the sum of the Base Purchase Price and the Aggregate Target Net Working Capital Amount by wire transfer of immediately available funds to Seller’s account as provided on Exhibit B; and

(ii)                                  The Parties shall deliver, or cause to be delivered, to the other Parties the certificates and other deliverables pursuant to Articles 7 and 8.

2.04                        Aggregate Net Working Capital Adjustment Amount.

(a)                                 At least five (5) Business Days prior to the scheduled Closing Date, Seller will prepare and deliver to Purchaser a worksheet setting forth Seller’s good faith estimate of the Aggregate Net Working Capital as of the Closing Date (the “Estimated Aggregate Net Working Capital Amount”), as well as a computation thereof (which computation shall be prepared in the same format and on the same basis used to prepare the Aggregate Target Net Working Capital Amount as set forth on Exhibit C).  If (i) the Estimated Aggregate Net Working Capital Amount is greater than the Aggregate Target Net Working Capital Amount, the Base Purchase Price payable at Closing will be increased by an amount equal to the difference between the Estimated Aggregate Net Working Capital Amount and the Aggregate Target Net Working Capital Amount; and (ii) the Estimated Aggregate Net Working Capital Amount is less than the Aggregate Target Net Working Capital Amount, the Base Purchase Price payable at Closing will be decreased by an amount equal to difference between the Aggregate Target Net Working Capital Amount and the Estimated Aggregate Net Working Capital Amount (such amount under either (i) or (ii) is referred to as the “Closing Date Aggregate Net Working Capital Adjustment Amount”).

(b)                                 Within sixty (60) days after the Closing Date, Purchaser will prepare (at

Purchaser’s expense) and deliver to Seller a worksheet setting forth Purchaser’s good faith computation of the actual Aggregate Net Working Capital Amount as of the Closing Date (the “Proposed Aggregate Net Working Capital Amount”), which computation shall be prepared in the same format and on the same basis used to prepare the Estimated Aggregate Net Working Capital Amount, together with a reasonably detailed explanation of, and documentation reasonably sufficient to confirm the accuracy of the computation of, such Proposed Aggregate Net Working Capital Amount.  If within thirty (30) days following delivery of such worksheet and supporting documentation, Seller does not object in writing thereto to Purchaser, then the Proposed Aggregate Net Working Capital Amount shall constitute the actual Aggregate Net Working Capital Amount as of the Closing Date for purposes of this Agreement (the “Final Aggregate Net Working Capital Amount”).  If, within thirty (30) days following delivery of such worksheet and supporting documentation, Seller objects in writing thereto to Purchaser (describing in reasonable detail the specific line items and values that are in dispute and the reasons for such dispute, and proposing alternative values with respect to such specific line items) such Proposed Aggregate Net Working Capital Amount shall be subject to the objection and resolution provisions set forth in Section 2.04(e) below.

(c)                                  If the Proposed Aggregate Net Working Capital Amount is not prepared and delivered by Purchaser within the sixty (60) day period set forth in Section 2.04(b) above, Seller shall be entitled (but not obligated) during the sixty (60) day period commencing on the sixty-first (61st) day after the Closing Date to prepare (at Seller’s expense) and deliver to Purchaser a worksheet setting forth Seller’s good faith computation of the Proposed Aggregate Net Working Capital Amount, which computation shall be prepared in the same format and on the same basis used to prepare the Estimated Aggregate Net Working Capital Amount, and based upon information available to Seller, and accompanied by the documentation that supports Seller’s determinations and calculations.  If within ten (10) days following delivery of such worksheet and supporting documentation, Purchaser does not object in writing thereto to Seller, then the Proposed Aggregate Net Working Capital Amount submitted by Seller pursuant to this Section 2.04(c) shall constitute the Final Aggregate Net Working Capital Amount.  If, within ten (10) days following delivery of such worksheet and supporting documentation, Purchaser objects in writing thereto to Seller (describing in reasonable detail the specific line items and values that are in dispute and the reasons for such dispute, and proposing alternative values with respect to such specific line items), such Proposed Aggregate Net Working Capital Amount shall be subject to the objection and resolution provisions set forth in Section 2.04(e) below.

(d)                                 If neither Purchaser nor Seller prepare and timely deliver a Proposed Aggregate Net Working Capital Amount in accordance with Section 2.04(b) or (c), above, the Estimated Aggregate Net Working Capital Amount delivered at Closing shall become the Final Aggregate Net Working Capital Amount for all purposes hereunder.

(e)                                  If Seller timely objects to Purchaser’s Proposed Aggregate Net Working Capital Amount pursuant to Section 2.04(b) or if Purchaser timely objects to Seller’s Proposed Aggregate Net Working Capital Amount pursuant to Section 2.04(c), then Purchaser and Seller shall negotiate in good faith and attempt to resolve the particular items and values that are identified in the applicable written notice of objection over a twenty (20) day period commencing on delivery of written notice of objection pursuant to Section 2.04(b) or (c), as the case may be.  Should such negotiations not result in an agreement as to the Final Aggregate Net

Working Capital Amount within such twenty (20) day period (or such longer period as Purchaser and Seller may mutually agree), then either Party may submit such disputed items and values to the Neutral Auditor.  Each Party agrees to promptly execute a reasonable engagement letter, if requested to do so by the Neutral Auditor.  Purchaser and Seller, and their respective Representatives, shall cooperate fully with the Neutral Auditor.  The Neutral Auditor, acting as an expert and not an arbitrator, shall resolve such disputed items and determine the values to be ascribed thereto, and using those values (together with other items not in dispute) determine the Final Aggregate Net Working Capital Amount as of the Closing Date only (prepared on the same basis used to prepare the Estimated Aggregate Net Working Capital Amount). The Parties hereby agree that the Neutral Auditor shall only decide the specific disputed items, the values ascribed thereto and using those values (together with the other items included in the applicable Proposed Aggregate Net Working Capital Amount) determine the Final Aggregate Net Working Capital Amount, and the Neutral Auditor’s decision with respect to such disputed items and values must be within the range of values assigned to each such item in the applicable Proposed Aggregate Net Working Capital Amount and the notice of objection, respectively.  All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be borne equally by Purchaser and Seller.  The Neutral Auditor shall be directed to resolve the disputed items and amounts and deliver to Purchaser and Seller a written determination of the Final Aggregate Net Working Capital Amount (such determination to be made consistent with this Section 2.04(e), including a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditor by Purchaser and Seller) within thirty (30) days after being retained, which determination will be final, binding and conclusive on the Parties and their respective Affiliates and representatives, successors and assigns.  Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 2.04(e) shall be the exclusive mechanism for resolving disputes, if any, regarding the Aggregate Net Working Capital, if any, and neither Seller nor Purchaser shall be entitled to indemnification pursuant to Article 11 for Losses resulting or arising from the amount of the Aggregate Net Working Capital Amount or the determination of Aggregate Net Working Capital.

(f)                                   The “Final Aggregate Net Working Capital Adjustment Amount” shall be calculated by computing the Closing Day Aggregate Net Working Capital Adjustment Amount in accordance with Section 2.04(a) but substituting Final Aggregate Net Working Capital Amount for the Estimated Aggregate Net Working Capital Amount.  The “Post-Closing Aggregate Net Working Capital Adjustment Amount” shall be the amount equal to (i) the Final Aggregate Net Working Capital Adjustment Amount minus (ii) the Closing Date Aggregate Net Working Capital Adjustment Amount.  If the Post-Closing Aggregate Net Working Capital Adjustment Amount is a positive amount, then Purchaser shall pay in cash to Seller the amount of the Post-Closing Aggregate Net Working Capital Adjustment Amount.  If the Post-Closing Aggregate Net Working Capital Adjustment Amount is a negative amount, then Seller shall pay in cash to Purchaser the amount equal to the absolute value of the Post-Closing Aggregate Net Working Capital Adjustment Amount. Any such net excess or deficit payment in respect of the Final Aggregate Net Working Capital Amount will be due and payable within fifteen (15) days after the Final Aggregate Net Working Capital Amount is finally determined as provided in this Section 2.04 and will be payable by wire transfer of immediately available funds to such account or accounts as shall be specified by Purchaser or Seller, as applicable.  Any payments made pursuant to this Section 2.04(f) shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by applicable Law.

(g)                                  Following the Closing, Seller and Purchaser shall cooperate and provide each other and, if applicable the Neutral Auditor, and their respective representatives, reasonable assistance and access to such books, records and employees (including those of the Company and the Subsidiaries) as are reasonably requested in connection with the matters addressed in this Section 2.04.  Consistent with the foregoing, if Purchaser prepares the worksheet in accordance with Section 2.04(b), Purchaser shall, at its expense, provide or provide reasonable access (in a manner not unreasonably disruptive to its business) to Seller or the Neutral Auditor to review the books and records, documents and work papers related to the preparation of the worksheet and computation of the Final Aggregate Net Working Capital Amount and if Seller prepares the worksheet in accordance with Section 2.04(c), then Seller shall, at its expense, provide or provide reasonable access (in a manner not unreasonably disruptive to its business) to Purchaser or the Neutral Auditor to review the books and records, documents and work papers related to the preparation of the worksheet and computation of the Final Aggregate Net Working Capital Amount.  If Purchaser prepares the worksheet in accordance with Section 2.04(b), Seller and the Neutral Auditor shall be entitled to make reasonable inquiries and information requests of Purchaser regarding the worksheet setting forth the computation of the Final Aggregate Net Working Capital Amount and the calculations set forth therein and if Seller prepares the worksheet in accordance with Section 2.04(c), Purchaser and the Neutral Auditor shall be entitled to make reasonable inquiries and information requests of Seller regarding the worksheet setting forth the computation of the Final Aggregate Net Working Capital Amount and the calculations set forth therein.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as of the date hereof (unless specifically stated otherwise) as follows:

3.01                        Existence.  Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Seller has full power and authority to execute and deliver this Agreement and any other agreements to be executed and delivered by Seller hereunder, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including to own, hold, sell and transfer the Acquired Interests.

3.02                        Authority.  All actions or proceedings necessary to authorize the execution and delivery by Seller of this Agreement and the performance by Seller of its obligations hereunder, have been duly and validly taken.  This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligations of Seller enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.03                        No Consent.  Except as set forth on Schedule 3.03 of the Disclosure Schedules (the “Seller Consents”), and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder, the execution, delivery and performance by Seller of this Agreement does not require Seller to obtain any consent, approval or action of or give any notice to any Person as a result or under any terms, conditions or provisions of any Contract or Permit by which it is bound.

3.04                        No Conflicts.  The execution, delivery and performance of this Agreement by Seller does not and will not (a) conflict with, result in a breach of, or constitute a default under, Seller’s certificate of formation or operating agreement or any material Contract to which Seller, or Company Contract to which the Company or any Subsidiary, is a party; (b) result in the creation of any Lien upon any of the Acquired Interests or assets or properties of the Company or any Subsidiary; (c) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed by Seller, the Company or any Subsidiary or any rights or benefits are to be received by any Person, under any Contract to which Seller, the Company or any Subsidiary is a party; or (d) violate in any material respect any applicable Law.

3.05                        Regulatory Matters.  Except as set forth on Schedule 3.05 of the Disclosure Schedules (“Seller Approvals”), no Governmental Approval on the part of Seller, the Company or any Subsidiary is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

3.06                        Legal Proceedings.  Except as set forth in Schedule 3.06, and except for Actions or Proceedings in respect of Environmental Laws that are governed exclusively by Section 3.16(b) there are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened, as of the date of this Agreement against Seller, the Company or any Subsidiary that (a) affect Seller, the Company or any Subsidiary or any of their assets or properties (including the Facility) or (b) would reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.  None of Seller, the Company or the Subsidiaries is subject to any Order which materially restricts the operation of its business or which would reasonably be expected to have a Material Adverse Effect.

3.07                        Brokers.  Except as set forth on Schedule 3.07 of the Disclosure Schedules, no Person has any claim against the Seller, the Company or any Subsidiary for a finder’s fee, brokerage commission or similar payment directly or indirectly in connection with the transactions contemplated by this Agreement.

3.08                        Compliance with Laws.  Neither Seller, the Company nor any Subsidiary is or, to the Knowledge of Seller, has been in the past three (3) years, in material violation of any material Law or Order applicable to the Company or any Subsidiary by which any of the Acquired Interests are bound or subject. Notwithstanding the foregoing, compliance with Environmental Laws is exclusively and solely governed by Section 3.16 hereof.  None of Seller, the Company or any Subsidiary has received notice from any Governmental Authority of any material violation of any such applicable Law since the Acquisition Closing Date.

3.09                        The Company and the Subsidiaries.

(a)                                 Each of the Company, Holdings and HPR II is a limited liability company validly existing and in good standing under the Laws of the State of Delaware and each has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets.   The Company, Holdings and HPR II are each duly qualified, licensed or admitted to do business and are in good standing in the State of Delaware and HPR II is duly qualified, licensed and admitted to do business and is in good standing in the State of California, which are the only jurisdictions in which the ownership, use or leasing of their assets, or the conduct or nature of their business, makes such qualification, licensing or admission necessary, except in those jurisdictions where the failure to be so qualified, licensed or admitted to do business would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 All of the issued and outstanding Acquired Interests of the Company are owned directly, beneficially and of record by Seller free and clear of all Liens, except as set forth on Schedule 3.09(b). The issued and outstanding equity interests of Holdings are owned directly, beneficially and of record by the Company.  The issued and outstanding equity interests of HPR II are owned directly, beneficially and of record by Holdings.  All of the Acquired Interests have been duly authorized, validly issued and are fully paid and non-assessable and have been issued in compliance with federal and state securities laws.

(c)                                  There are no and have not been any material violations or breaches by Seller, the Company or any Subsidiary or, to the Knowledge of Seller, any other party, to the Constitutive Documents.   None of Seller, the Company or any Subsidiary or, to the Knowledge of Seller, any other party, has given or received notice or other communication regarding any actual, alleged, possible or potential material violation or material breach of any Constitutive Document since the date of formation with respect to the Company and Holdings and since the Acquisition Closing Date with respect to HPR II.

(d)                                 There are no outstanding Options issued or granted by, or binding upon, the Company or any Subsidiary for any Person to purchase or sell or otherwise acquire or dispose of any equity interest or other security or interest in the Company or any Subsidiary, other than Purchaser’s rights under this Agreement.  Except as set forth on Schedule 3.09(d), none of the Acquired Interests or the membership interests of the Subsidiaries are subject to any voting trust or voting trust agreement, voting agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy.

(e)                                  Except as set forth in Section 3.09(b), neither the Company nor the Subsidiaries have any other subsidiaries, equity interests, interests in joint ventures or general or limited partnerships or other investment or portfolio assets of a similar nature.

(f)                                   Neither the Company nor the Subsidiaries conduct (i) any business other than the development, ownership, operation and management of the Facility or (ii) any operations other than those incidental to the ownership, operation, and management of the Facility.

(g)                                  The books and records of the Company and the Subsidiaries are (i) in all material respects, accurate and complete and have been maintained in accordance with good business practices and (ii) state in reasonable detail and accurately and fairly reflect the activities and transactions of the Company and the Subsidiaries.

(h)                                 The delivery of certificates representing the Acquired Interests, duly endorsed for transfer to Buyer or accompanied by one or more membership interest powers duly endorsed for transfer to Buyer will transfer to Purchaser good, valid and marketable title to the Acquired Interests, free and clear of all Liens, except as set forth in Schedule 3.09(b).

3.10                        No Undisclosed Liabilities.  Neither the Company nor the Subsidiaries has any liability or obligation that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, except for the liabilities and obligations of the Company or a Subsidiary (i)  incurred in the ordinary course of business consistent with past practice, (ii) that do not and are not individually or in the aggregate reasonably expected to have a Material Adverse Effect, (iii) that constitute amounts payable under the Company Contracts or (iv) as set forth in Schedule 3.10.

3.11                        Taxes.  Except as disclosed on Schedule 3.11 of the Disclosure Schedules, to the Knowledge of Seller, since the date of formation with respect to the Company and Holdings and since the Acquisition Closing Date with respect to HPR II:

(a)                                 All federal and all other material Tax Returns required to be filed by or with respect to the Company or any Subsidiary (or income attributable thereto) have been timely filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed.  Such Tax Returns are true, correct and complete in all material respects, to the extent such Tax Returns relate to the Company or any Subsidiary (or income attributable thereto), and Seller, Affiliates of Seller, the Company or the Subsidiaries have paid, or made adequate provisions for the payment of, all Taxes, assessments and other charges due or claimed to be due (regardless of whether shown on any Tax Return) from the Company or the Subsidiaries or for which the Company or the Subsidiaries or the Purchaser could be held liable.

(b)                                 There are no (i) Actions or Proceedings currently pending or threatened in writing against the Company or any Subsidiary or related to their business operations, by any Governmental Authority for the assessment or collection of Taxes, (ii) audits or other examinations of any Tax Return of the Company or any Subsidiary (or income attributable thereto) in progress nor has Seller, any Affiliate of Seller, the Company or any Subsidiary been notified in writing of any request for examination, (iii) claims for assessment or collection of Taxes that have been asserted in writing against Seller or any Affiliate of Seller, the Company or any Subsidiary (or the income attributable thereto), or (iv) matters under discussion with any Governmental Authority regarding claims for assessment or collection of Taxes against the Company or any Subsidiary (or income attributable thereto).  There are no outstanding agreements, waivers or consents extending the statutory period of limitations applicable to any Tax of the Company or any Subsidiary, and, except as set forth on Schedule 3.11 of the Disclosure Schedules, neither the Company or any Subsidiary has requested any extensions of time within which to file any Tax Return.  There are no Liens for unpaid or delinquent Taxes, assessments or other charges or deposits with respect to the Acquired Interests, other than Liens for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves on financial statements have been established.

(c)                                  NRG Energy, Inc. is not a “foreign person” within the meaning of Section 1445(b)(2) of the Code.

(d)                                 Since the Acquisition Closing Date with respect to HPR II and since the date of formation with respect to the Company and Holdings, each of the Company, Holdings and HPR II have been properly classified for federal and state income Tax purposes as a disregarded entity under Treasury Regulations Section 301.7701-2 and -3 or a partnership, for federal income tax purposes, and neither Seller nor any Affiliate of Seller has made or caused to be made any election for any Tax purposes to classify the Company, Holdings or HPR II as anything other than a disregarded entity or a partnership, for federal income tax purposes.

(e)                                  Neither the Company nor any Subsidiary is a party to any Tax allocation, Tax sharing or other similar agreement, other than customary Tax indemnification or other provisions contained in any credit or other ordinary course commercial agreements the primary purpose of which does not relate to Taxes.

(f)                                   Neither the Company nor any Subsidiary, nor Seller or any Affiliate of Seller with respect to the assets or operations of the Company or any Subsidiary, is or has ever entered into or been a party to any “listed transaction,” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations.

(g)                                  Neither the Company nor any Subsidiary is party to a lease, other than a lease that is, for federal income tax purposes, a “true” lease under which such entity owns or uses the property subject to the lease.  Neither the Company nor any Subsidiary is a party to a lease arrangement involving a defeasance of rent, interest or principal.  None of the property owned by either the Company or any Subsidiary is “tax exempt use property” within the meaning of Section 168(h) of the Code or “tax exempt bond financed property” within the meaning of Code Section 168(g)(5).

(h)                                 Neither the Company nor any Subsidiary owns an interest in property in any state or local jurisdiction in which a property Tax will be imposed as of the Closing Date, and the property owned by the Company or a Subsidiary will not be reassessed as of the Closing Date, as a result of the transactions contemplated by this Agreement.

3.12                        Employees.  Neither the Company nor any Subsidiary has, nor has ever had, any employees or any liability, actual or contingent, with respect to any Employee Plan.

3.13                        The Company Contracts.

(a)                                 Schedule 5.14 of the Common Terms Agreement contains true, correct and complete list of all the Company Contracts and all amendments, modifications and supplements thereto.  Each Company Contract constitutes the legal, valid, binding and enforceable obligation of the Company or the Subsidiary party thereto and to the Knowledge of Seller, the other parties thereto, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).  Each Company Contract is in full force and effect, except to the extent such non-compliance would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Except as disclosed on Schedule 3.13(b) of the Disclosure Schedules, neither the Company nor any Subsidiary or, to the Knowledge of Seller, the other parties thereto, is in material violation or breach of or default under any Company Contract to which it is a party.

(c)                                  None of Seller, the Company or any Subsidiary has given or received notice or other communication regarding any actual, alleged, possible or potential material violation or material breach with respect to any material provision of, or any material default under, or intent to cancel or terminate, any Company Contract since the Acquisition Closing Date.

3.14                        Real Property.

(a)                                 The Title Policies list all Real Property Rights of the Company and the Subsidiaries in the land described therein and appurtenances thereto (collectively, the “Land”).  The Land is free and clear of all Liens except (x) for Permitted Liens and (y) as disclosed in the Title Policies.

(b)                                 Except as set forth in the Title Policies, neither the Company nor any Subsidiary has entered into any assignment, lease, license, sublease, easement or other agreement granting to any Person any right to the possession, use, occupancy or enjoyment of the Land.

(c)                                  Except as set forth in the Title Policies, neither the Company nor any Subsidiary has caused or suffered to exist any easement, right-of-way, covenant, condition, restriction, reservation, license, agreement or other similar matter that would materially interfere with the operation of the Facility or the business of the Company or the Subsidiaries.

(d)                                 The Real Property Rights are all the real property rights necessary for the Company and the Subsidiaries to operate the Facility in the manner in which they are currently being operated.

(e)                                  The Facility currently has access to and receives service from all utilities necessary to operate the Facility in the manner in which it is currently being operated.

(f)                                   None of Seller, the Company or any Subsidiary has received any written notice of (i) condemnation, eminent domain or similar governmental proceeding materially affecting, individually or in the aggregate, the Facility or (ii) zoning, ordinance, building, fire, health, or safety code violations materially affecting, individually or in the aggregate, the Facility.

3.15                        Title Policy.  Seller has provided Purchaser with, or access to, a true and correct copy of all title policies covering the Real Property Rights (the “Title Policies”).  The Real Property Rights described in the Title Policies are subject only to (a) Permitted Liens, (b) matters disclosed in the Title Policies and (c) matters consented to in writing by Purchaser.

3.16                        Environmental.

(a)                                 Except as set forth on Schedule 3.16(a) of the Disclosure Schedules, the Company and the Subsidiaries are in compliance with all Environmental Laws, except to the extent that any such material non-compliance would not reasonably be expected to have a Material Adverse Effect.  There is no material violation of any Environmental Law or other material liability arising under any Environmental Law with respect to the Land or the business of the Company or the Subsidiaries.

(b)                                 There are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened, as of the date of this Agreement against Seller, the Company or any Subsidiary relating to any material violation of Environmental Law.  None of Seller, the Company or the Subsidiaries has received notice from any Governmental Authority of any material violation of any Environmental Law in the last three (3) years.

(c)                                  The Data Room contains all material Permits required pursuant to  any Environmental Law to be acquired or held by Seller, the Company or the Subsidiaries for the ownership, use or operation of the Land or the business of the Company and the Subsidiaries as currently conducted.  Except as set forth in Schedule 3.16(c) of the Disclosure Schedules, such Permits have been obtained in a timely manner and are presently maintained in full force and effect in the name of the Company or the respective Subsidiary.

(d)                                 To the Knowledge of Seller, there has been no release of Hazardous Substances at or from the Facility in violation of Environmental Laws or Permits required by or issued pursuant to any Environmental Law for the ownership, use or operation of the Land or the business of the Company and the Subsidiaries as currently conducted that would be reasonably expected to trigger any obligation of Seller, the Company or the Subsidiaries under Environmental Laws to report, investigate, remove or remediate such release.

(e)                                  Seller has made available to Purchaser all material environmental reports, assessments and documents that are in the possession of Seller, the Company or the Subsidiaries and that relate to actual or potential material liabilities or obligations under Environmental Laws with respect to the Facility.

3.17                        Permits.

(a)                                 The Data Room contains all material Permits required pursuant to any Law to be acquired or held by Seller, the Company or the Subsidiaries in connection with the ownership, development, or operation of the Facility, except for those required by the Environmental Laws, which are exclusively and solely governed by Section 3.16 hereof.  Except as set forth in Schedule 3.17(a) of the Disclosure Schedules, such Permits have been obtained in a timely manner and are presently maintained in full force and effect in the name of the Company or a Subsidiary.

(b)                                 Except as set forth on Schedule 3.17(b) of the Disclosure Schedules, and as relates to compliance with Environmental Laws which is exclusively and solely governed by Section 3.16 hereof, the Company and the Subsidiaries have all material Permits required by applicable Law to own, operate and maintain the Facility as currently contemplated.

(c)                                  Except as set forth on Schedule 3.17(c) of the Disclosure Schedules, and except as relates to compliance with Environmental Laws which is exclusively and solely governed by Section 3.16 hereof, Seller, the Company and the Subsidiaries are in material compliance with each such Permit, and in compliance with the FPA and PUHCA, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect, and have received no written notice of violation or noncompliance from any Governmental Authority or any written notice or claim asserting or alleging that any such Permit (i) is not in full force and effect, or (ii) is subject to any legal proceeding or unsatisfied condition.

(d)                                 There are no proceedings pending or, to the Knowledge of Seller, threatened which would reasonably be expected to result in the modification, revocation or termination of any material Permit.

3.18                        Affiliate Transactions.    Except as disclosed on Schedule 3.18 of the Disclosure Schedules or under the Company Contracts, and except for this Agreement, there are no existing or pending transactions, Contracts or Liabilities between or among the Company or any Subsidiary on the one hand, and Seller or any of Seller’s Affiliates on the other hand.

3.19                        Intellectual Property.

(a)                                 To the Knowledge of Seller, except as set forth in Schedule 3.19 of the Disclosure Schedules, there is not now and has not been during the past three (3) years any infringement or misappropriation by Seller of any valid patent, trademark, trade name, servicemark, copyright, trade secret or similar intellectual property which relates to the Acquired Interests or the assets of the Company or any Subsidiary and which is owned by any third party, and there is not now any existing or, to the Knowledge of Seller, threatened claim against Seller of infringement or misappropriation of any patent, trademark, trade name, servicemark, copyright trade secret or similar intellectual property which directly relates to the Acquired Interests or the assets of the Company or any Subsidiary and which is owned by any third party and which, in each case, would reasonably be expected to have a Material Adverse Effect.

(b)                                 Subject to the Trademark License Agreement, each of the Company and each Subsidiary owns or has the valid right to use pursuant to license, sublicense, agreement or permission, in each case free and clear of all Liens other than Permitted Liens, any intellectual property necessary for it to conduct its business as currently conducted, other than such intellectual property the absence of which ownership or the right to use would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)                                  There is no pending or, to the Knowledge of Seller, threatened claim by Seller against others for infringement or misappropriation of any trademark, trade name, servicemark, copyright, trade secret or similar intellectual property owned by Seller and which is utilized in the conduct of the business of the Company or any Subsidiary that would reasonably be expected to have a Material Adverse Effect.

3.20                        Insurance.  Schedule 3.20 of the Disclosure Schedules contains a true, correct and complete list of all insurance policies as of the date of this Agreement that insure the assets and properties and business of the Company or any Subsidiary or affect or relate to the ownership of any of the assets and properties of the Company or any Subsidiary.  Seller has provided the Purchaser with, or access to, detailed summaries of all the insurance policies set forth on Schedule 3.20 of the Disclosure Schedules, all of which are in full force and effect.  None of Seller, the Company or any Subsidiary has received any notice with respect to the assets and properties and business of the Company and the Subsidiaries from any insurer under any insurance policy applicable to the assets and properties and business of the Company and the Subsidiaries disclaiming coverage, reserving rights with respect to a particular claim or such policy in general or canceling or materially amending any such policy since the Acquisition Closing Date.  All premiums due and payable under all such policies have been paid and the terms of such policies have been complied with by Seller, the Company and the Subsidiaries, as applicable, in all material respects.  The insurance maintained by or on behalf of the Company or any Subsidiary is adequate to comply with all applicable Laws and Company Contracts.  Except as set forth on Schedule 3.20 of the Disclosure Schedules, there are no pending insurance claims.  Seller expects insurance coverage for property damage and business interruption for the Facility as described in the 2016 property and casualty policies listed on Schedule 3.20 to continue in all material respects after the Closing.

3.21                        Financial Statements.  Seller has previously provided the Purchaser with, or access to, true, correct and complete copies of the audited financial statements of HPR II  (including balance sheets, income statements and statements of cash flows) on a consolidated basis as of and for the year ended December 31, 2015 and the unaudited financial statements of HPR II (including balance sheets, income statements and statements of cash flows) on a consolidated basis as of and three month period ended March 31, 2016 (collectively the “Financial Statements”).  The Financial Statements (i) fairly present, in all material respects, the consolidated financial position and consolidated results of operations of HPR II, as of the respective dates set forth therein, (ii) have been prepared all in conformity with Seller’s GAAP consistently applied during the period(s) involved except as otherwise noted therein, subject to normal and recurring year-end adjustments that have not been and are not expected to be material in amount, and (iii) have been prepared from the books and records of the HPR II.

3.22                        Absence of Certain Changes.  Neither the Company nor any Subsidiary has engaged in any business unrelated to the development, financing, ownership operation and maintenance of the Facility. Except as set forth on Schedule 3.22, since March 31, 2016 (the “Balance Sheet Date”) (except as otherwise indicated in subparagraph (g) below) until the date of this Agreement, there has not been:

(a)                                 any repurchase, redemption or other acquisition of any equity interests of the Company or the Subsidiaries or any interests convertible into equity interests of the Company or the Subsidiaries or any other change in the capitalization or ownership of the Company or the Subsidiaries;

(b)                                 any merger of the Company or any Subsidiary into or with any other Person, consolidation of the Company or any Subsidiary with any other Person or acquisition by the Company or any Subsidiary of all or substantially all of the business or assets of any Person;

(c)                                  any action by the Company or any Subsidiary or any commitment entered into by any member of the Company or any Subsidiary with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization or other winding up of its business or operations;

(d)                                 any material change in accounting policies or practices (including any change in depreciation or amortization policies) of the Company or any Subsidiary, except as required under GAAP;

(e)                                  any sale, lease (as lessor), transfer or other disposal of (including any transfers to any of its Affiliates), or mortgage or pledge, or imposition of any Lien on, any of its assets or properties, or interests therein, other than (x) inventory and personal property sold or otherwise disposed of in the ordinary course of business, and (y) Permitted Liens;

(f)                                   any creation, incurrence, assumption or guarantee, or agreement to create, incur, assume or guarantee any Indebtedness for borrowed money or entry into any “keep well” or other agreement to maintain the financial condition of another Person into any arrangement having the economic effect of any of the foregoing (including entering into, as lessee, any capitalized lease obligations as defined in Statement of Financial Accounting Standards No. 13); or

(g)                                  any event, circumstance, condition or change relating or with respect to the Company or any Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect since the Acquisition Closing Date.

3.23                        Sufficiency of Assets; Tangible Personal Property.

(a)                                 The Company and the Subsidiaries own, lease, license or contract all of the assets that are necessary to operate the Facility and conduct the business of the Company and the Subsidiaries as presently conducted.

(b)                                 The Company and the Subsidiaries have good title to all of their tangible personal property, free and clear of all Liens, except for Permitted Liens.

(c)                                  Except as set forth on Schedule 3.23 of the Disclosure Schedules, all material items of equipment owned, leased or used by the Company or the Subsidiaries in the business of the Company and the Subsidiaries are suitable for the purposes for which they are employed, are in good operating condition and repair, subject to ordinary wear and tear, and have been maintained by the Company and the Subsidiaries in accordance with good industry practice.

3.24                        Bank Accounts.  Schedule 3.24 of the Disclosure Schedules sets forth the names and locations of banks, trust companies and other financial institutions at which the Company or any Subsidiary maintains bank accounts or safe deposit boxes, in each case listing the type of account, the account number, and the names of all Persons authorized to draw thereupon or who have access thereto and lists the locations of all safe deposit boxes used by the Company or such Subsidiary.

3.25                        Regulatory Status.

(a)                                 HPR II is an “exempt wholesale generator” under PUCHA and FERC’s implementing regulations.  HPR II is authorized by FERC to make sales of energy, capacity, and ancillary services at market-based rates pursuant to Section 205 of the FPA, has blanket authorization from FERC under Section 204 of the FPA to issue securities and assume liabilities, and has all other blanket authorizations and waivers from FERC that are customarily granted by FERC to entities with market-based rate authorization.  Except for its market-based rate tariff, HPR II has no other tariff or rate schedule on file with FERC and is not required to have any other tariffs or rate schedules on file with FERC.  Each of the Company and Holdings is a “holding company” as defined in PUHCA solely because of its ownership of HPR II and, as such, is exempt from regulation under PUHCA as set forth in 18 C.F.R. § 366.3(a).

(b)                                 HPR II is registered with NERC as a Generator Owner and Generator Operator with respect to the Facility and is in compliance with all requirements applicable to such registration.  Other than HPR II’s registration with respect to the Facility, to the Knowledge of Seller, no other entity is registered with NERC with respect to the Facility.

3.26                        Support Obligations.  Schedule 3.26 sets forth a true and complete list of all of the Support Obligations.

3.27                        Disclosures.  To the Knowledge of Seller, no representation or warranty by Seller contained in this Agreement, and no statement contained in the Disclosure Schedules or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of Seller, the Company or any Subsidiary contains, or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

3.28                        Projections.  Seller has prepared the financial projections for the Company and the Subsidiaries, including levered and unlevered pre-tax and after-tax cash flows reflecting the anticipated cash tax treatment of such cash flows under Purchaser’s ownership (the “Projections”) in good faith, and has developed the assumptions on which such Projections are based.  The Projections (i) are based on reasonable assumptions, and (ii) are consistent in all material respects with Seller’s budget for the Facility and with the provisions of the Company Contracts relied upon or taken into account in developing such Projections.

3.29                        No Other Warranties.  EXCEPT FOR THE WARRANTIES SET FORTH HEREIN, THE ACQUIRED INTERESTS ARE BEING SOLD HEREUNDER ON AN “AS IS,” “WHERE IS” BASIS.  THE WARRANTIES SET FORTH HEREIN ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER STATUTORY, WRITTEN OR ORAL, EXPRESS OR IMPLIED; SELLER PROVIDES NO OTHER WARRANTIES WITH RESPECT TO THE ACQUIRED INTERESTS, THE COMPANY, HOLDINGS, HPR II, THE ASSETS OF THE COMPANY, THE ASSETS OF HOLDINGS OR THE ASSETS OF HPR II, INCLUDING WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT, AND WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED.  EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 3, SELLER MAKES NO REPRESENTATION OR WARRANTY TO PURCHASER WITH RESPECT TO ANY FINANCIAL PROJECTIONS,

FORECASTS OR FORWARD LOOKING STATEMENTS OF ANY KIND OR NATURE WHATSOEVER RELATING TO THE COMPANY, HOLDINGS, HPR II, THE ASSETS OF THE COMPANY, THE ASSETS OF HOLDINGS, THE ASSETS OF HPR II OR THE ACQUIRED INTERESTS.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the date hereof (unless specifically stated otherwise) as follows:

4.01                        Existence.  Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has the full power and authority to execute and deliver this Agreement and each other agreement required to be executed by it pursuant to the terms hereof, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and to own or lease its assets and properties and to carry on its business as currently conducted.

4.02                        Authority.  All actions or proceedings necessary to authorize the execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly and validly taken.  This Agreement has been duly and validly executed and delivered by Purchaser and constitutes legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

4.03                        No Consent.  Except as set forth on Schedule 4.03 of the Disclosure Schedules (the “Purchaser Consents”), and except as would not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect, or would not reasonably be expected to adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder, the execution, delivery and performance by Purchaser of this Agreement does not require Purchaser to obtain any consent, approval or action of or give any notice to any Person as a result or under any terms, conditions or provisions of any Contract by which it is bound.

4.04                        No Conflicts.  The execution, delivery and performance of this Agreement by Purchaser does not and will not (a) conflict with, result in a breach of, or constitute a default under, Purchaser’s certificate of incorporation or operating agreement, or any material Contract to which Purchaser is a party; (b) result in the creation of any Lien upon any of the assets or properties of Purchaser or (c) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed by Purchaser, or any rights or benefits are to be received by any Person, under any material Contract to which Purchaser is a party.

4.05                        Permits and Filings.  Except as disclosed on Schedule 4.05 of the Disclosure Schedules, no Permit on the part of Purchaser is required in connection with the execution,

delivery and performance of this Agreement, the consummation of the transactions contemplated hereby or thereby or any borrowing or other action by Purchaser or any of its Affiliates in connection with obtaining or maintaining sufficient financing to provide the payment of the Purchase Price.

4.06                        Legal Proceedings.  There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened as of the date of this Agreement against Purchaser that affects Purchaser or any of its assets or properties which would reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

4.07                        Purchase for Investment.  Purchaser (a) is acquiring the Acquired Interests for its own account and not with a view to distribution, (b) is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act of 1933, (c) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Acquired Interests and is able financially to bear the risks thereof, and (d) understands that the Acquired Interests will, upon purchase, be characterized as “restricted securities” under state and federal securities laws and that under such laws and applicable regulations the Acquired Interests may be resold without registration under such laws only in certain limited circumstances.  Purchaser agrees that it will not sell, convey, transfer or dispose of the Acquired Interests, unless such transaction is made pursuant to an effective registration statement under applicable federal and state securities laws or an exemption from the registration requirements of such securities laws.

4.08                        Brokers.  Except as set forth on Schedule 4.08, no Person has any claim against Purchaser for a finder’s fee, brokerage commission or similar payment directly or indirectly in connection with the transactions contemplated by this Agreement.

4.09                        Governmental Approvals.  Except as set forth on Schedule 4.09 of the Disclosure Schedules (“Purchaser Approvals”) or which have already been obtained, no Governmental Approval on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.10                        Compliance with Laws.  Purchaser is not in material violation of any Law except where any such material violation would not in the aggregate reasonably be expected to have a Material Adverse Effect.

4.11                        Due Diligence.  Purchaser acknowledges that Purchaser and its Representatives have had the opportunity to conduct all such due diligence investigations of the Acquired Interests, the Company, Holdings, HPR II and the Facility as they deemed necessary or advisable in connection with entering into this Agreement and the related documents and the transactions contemplated hereby and thereby, and in no event shall Seller have any liability to Purchaser with respect to a breach of any representation, warranty or covenant under this Agreement to the extent that Purchaser had actual Knowledge of such breach as of the Closing Date.  PURCHASER HAS RELIED SOLELY ON ITS INDEPENDENT INVESTIGATION AND THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN ARTICLE 3 IN MAKING ITS DECISION TO ACQUIRE THE ACQUIRED INTERESTS AND HAS NOT

RELIED ON ANY OTHER STATEMENTS OR ADVICE FROM SELLER OR ITS REPRESENTATIVES.

ARTICLE 5
COVENANTS OF SELLER

Seller covenants and agrees with Purchaser that Seller will comply with all covenants and provisions of this Article 5, except to the extent Purchaser may otherwise consent in writing.

5.01                        Regulatory and Other Permits.  Seller shall or shall cause the Company and each Subsidiary to, as promptly as practicable, use commercially reasonable efforts to make all filings with all Governmental Authorities and other Persons required by Seller or its Affiliates to consummate the transactions contemplated hereby and shall use commercially reasonable efforts to obtain as promptly as practicable all Permits and all consents, approvals or actions of all Governmental Authorities and other Persons necessary to consummate the transactions contemplated hereby, including the Seller Approvals and Seller Consents.  Seller shall promptly provide Purchaser with a copy of any filing, order or other document delivered to or received from any Governmental Authority or other Person relating to the obtaining of any such Permits, consents, approvals, or actions of Governmental Authorities and other Persons.  Seller shall provide a status report to Purchaser upon the reasonable request of Purchaser.  Seller shall use commercially reasonable efforts not to cause its Representatives, or the Company, the Subsidiaries or other Affiliates of Seller or any of their respective Representatives, to take any action which would reasonably be expected to materially and adversely affect the likelihood of any approval or consent required to consummate the transactions contemplated hereby.  Seller shall bear its own costs and legal fees contemplated by this Section 5.01.

5.02                        Access to Information.  During the Interim Period, Seller shall at all reasonable times and upon reasonable prior notice during regular business hours make the properties, assets, books and records pertaining to the Company, the Subsidiaries, the Acquired Interests or the Facility reasonably available for examination, inspection and review by Purchaser and its Representatives; provided, however, Purchaser’s inspections and examinations shall not unreasonably disrupt the normal operations of Seller, the Company, any Subsidiary or the Facility and shall be at Purchaser’s sole cost and expense; and provided, further, that neither Purchaser, nor any of its Affiliates or representatives, shall conduct any intrusive environmental site assessment or activities with respect to the Company, any Subsidiary or their properties without the prior written consent of Seller.

5.03                        Notification of Certain Matters.

(a)                                 Seller shall promptly notify Purchaser in writing of any changes or additions to any of the Schedules of which it has Knowledge that may be necessary to correct any matter that would otherwise constitute a breach of any representation or warranty of Seller in Article 3 such that the closing condition in Section 7.01 cannot be satisfied.

(b)                                 The Parties shall, prior to Closing, execute a side letter addressing each inaccuracy or breach identified pursuant to paragraph (a) above and the Parties agreed action in response to each respective breach (the “Section 5.03 Side Letter”).

(c)                                  No updates made pursuant to this Section 5.03 shall be deemed to cure any inaccuracy or breach of any representation or warranty made in this Agreement as of the Effective Date or for purposes of Section 7.01 unless Purchaser (in its sole discretion) specifically agrees to this in writing in the Section 5.03 Side Letter, subject to the terms and conditions agreed therein.

5.04                        Conduct of Business.

(a)                                 During the Interim Period, Seller shall cause the Company and each Subsidiary to operate and carry on its business in the ordinary course and substantially as operated prior to the date of this Agreement.  Without limiting the foregoing, Seller shall cause the Company and each Subsidiary to perform in all material respects the Company Contracts to which the Company or such Subsidiary is a party and use commercially reasonable efforts consistent with good business practice to preserve the goodwill of the suppliers, contractors, lenders, Governmental Authorities, licensors, customers, distributors and others having business relations with the Company or any Subsidiary.

(b)                                 Without limiting Section 5.04(a), except as set forth on Schedule 5.04(b) of the Disclosure Schedules or except with the express written approval of Purchaser, such approval not to be unreasonably withheld, during the Interim Period, Seller shall cause the Company and each Subsidiary not to:

(i)                                     transfer any of the Acquired Interests to any Person or create or suffer to exist any Lien upon the Acquired Interests;

(ii)                                  issue, grant, deliver or sell or authorize or propose to issue, grant, deliver or sell, or purchase or propose to purchase, any of its equity securities (other than the sale and delivery of the Acquired Interests pursuant to this Agreement), options, warrants, calls, rights, exchangeable or convertible securities, commitments or agreements of any character, written or oral, obligating it to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any of its equity securities;

(iii)                               declare, set aside or pay any dividends (other than as permitted by the Financing Documents) on or make any other distributions in respect of the Acquired Interests, or combine, split or reclassify any of the Acquired Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of the Acquired Interests;

(iv)                              take any action or enter into any commitment with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up of business or operations;

(v)                                 open or establish any new accounts with financial institutions;

(vi)                              make any material change in its business or operations, except such changes as may be required to comply with any applicable Law;

(vii)                           make any material capital expenditures (or enter into any Contracts in respect of material capital expenditures) other than as contemplated by the Company Contracts;

(viii)                        merge the Company or any Subsidiary into or with any other Person or consolidate the Company or any Subsidiary with any other Person;

(ix)                              enter into any Contract for the purchase of real property or any interests therein;

(x)                                 acquire, or enter into any Contract for any acquisitions (by merger, consolidation, or acquisition of stock or assets or any other business combination), of any Person or business or any division thereof;

(xi)                              sell, lease (as lessor), transfer or otherwise dispose of (including any transfers to any of its Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Lien on, any of its assets or properties, other than (x) inventory and personal property sold or otherwise disposed of in the ordinary course of business, and (y) Permitted Liens;

(xii)                           create, incur, assume or guarantee, or agree to create, incur, assume or guarantee any Indebtedness for borrowed money or enter into any “keep well” or other agreement to maintain the financial condition of another Person into any arrangement having the economic effect of any of the foregoing (including entering into, as lessee, any capitalized lease obligations as defined in Statement of Financial Accounting Standards No. 13);

(xiii)                        make any loans or advances to any Person, except in the ordinary course of business consistent with past practice;

(xiv)                       enter into, amend, modify, grant a waiver in respect of, cancel or consent to the termination of any Company Contract other than any amendment, modification or waiver which is not material to such Company Contract and is otherwise in the ordinary course of business;

(xv)                          enter into or adversely amend, modify or waive any rights under, in each case, in any material respect, any material Contract (or series of related Contracts) with Seller or any Affiliate of the Seller other than the entry into or amendment, modification, or waiver of any such Contracts on an arms’ length basis which are not in the aggregate materially adverse to the business of the Company or any Subsidiary;

(xvi)                       make any material change in accounting policies or practices (including any change in depreciation or amortization policies) of the Company or any Subsidiary, except as required under Seller’s GAAP or revalue any of the Company’s or any Subsidiary’s assets;

(xvii)                    make or change any material Tax election, change an annual accounting period, adopt or change any accounting method with respect to Taxes, file any amended Tax Return with respect to any material Taxes, enter into any closing agreement, settle or compromise any proceeding with respect to any material Tax claim or assessment, surrender any right to claim a refund of material Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any Subsidiary, or take any other similar action relating to the filing of any Tax Return or the payment of any material Tax;

(xviii)                 submit a self-report or mitigation plan to FERC, NERC or the Regional Entity in connection with the violation or possible violation of an applicable NERC reliability standard without first notifying Purchaser and providing information regarding the violation or possible violation;

(xix)                       pay, discharge, settle or satisfy any claims, liabilities or obligations prior to the same being due in excess of $50,000 in the aggregate (other than the SunPower Cash Grant Litigation);

(xx)                          hire any employees or adopt any Employee Benefit Plans;

(xxi)                       enter into any joint venture;

(xxii)                    fail to maintain insurance coverage substantially equivalent to its insurance coverage as in effect on the date hereof; or

(xxiii)                 agree to enter into any Contract or otherwise make any commitment to do any of the foregoing in this Section 5.04.

Notwithstanding the foregoing, Seller may permit the Company and any Subsidiary to take commercially reasonable actions with respect to emergency situations so long as Seller shall, upon receipt of notice of any such actions, promptly inform Purchaser of any such actions taken outside the ordinary course of business.

5.05                        Insurance.

(a)                                 Following the Closing, Seller shall use commercially reasonable efforts to assist Purchaser in asserting claims with respect to the activities and ownership of the Company and any Subsidiary covered under insurance policies of Seller, the Company or the Subsidiaries (as the case may be) arising out of insured incidents occurring from the date of coverage thereunder first commenced until the Closing.  All recoveries in respect of such claims under any property insurance policies shall be for the account of Purchaser.

(b)                                 Seller shall not, and during the Interim Period shall cause the Company and each Subsidiary to not, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any insurance policies under which Purchaser has rights to assert or continue to prosecute claims pursuant to Section 5.05(a) in a manner that would adversely affect any such rights of Purchaser; provided, however, that Purchaser shall pay or reimburse Seller for all costs and expenses of complying with this Section 5.05(b).

5.06                        Casualty Loss.  If the Facility, or any portion thereof, is damaged or destroyed by casualty loss or as a result of any fact, event or circumstance which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (a “Casualty Loss”)

after the date hereof and prior to the satisfaction of all the closing conditions (the “Satisfaction Date”) of the Parties, and the cost of restoring such damaged or destroyed Facility to a condition reasonably comparable to its prior condition (net of and after giving effect to any insurance proceeds received by the Company or any Subsidiary for such restoration) (such cost as estimated by a qualified firm reasonably acceptable to Purchaser and Seller and selected by Purchaser and Seller in good faith and promptly after the date of the event giving rise to the Casualty Loss, the “Restoration Cost”) does not exceed ten percent (10%) of the Base Purchase Price, Purchaser shall reduce the amount of the Base Purchase Price (as adjusted pursuant to Section 2.04) by the amount of the Restoration Cost and, subject to the prior written consent of the Seller, such Casualty Loss shall not affect the Closing; provided, however, that if Seller does not provide such written consent within thirty (30) days after the date the Restoration Cost is provided to the Parties, then Purchaser may, in its sole discretion, terminate this Agreement by providing written notice thereof to the Seller.  If the Restoration Cost is in excess of ten percent (10%) of the Base Purchase Price, Purchaser may, by notice to Seller at any time prior to or within thirty (30) days after the date such Restoration Cost is provided to Purchaser elect to either: (i) subject to Seller’s prior written consent, reduce the Base Purchase Price by the Restoration Cost; or (ii) in its sole discretion, terminate this Agreement, in the latter case by providing written notice to Seller.  To the extent Purchaser elects and Seller consents to reduce the amount of the Base Purchase Price pursuant to this Section 5.06, Purchaser will, at Seller’s election: (a) assign to Seller any rights to any contribution available under any rights to insurance claims or recoveries available under insurance policies covering such Facility; or (b) at Seller’s sole cost and expense, use commercially reasonable efforts to pursue such available contribution, claims or recoveries on Seller’s behalf for the benefit of Seller, in either case only up to the amount of such reduction in the Base Purchase Price.  During the period between the Satisfaction Date and the Closing, Seller shall consult with Purchaser in respect of remediating the Casualty Loss, including promptly commencing the restoration work with respect to such Casualty Loss and promptly filing claims with insurance companies under applicable insurance policies in respect of such Casualty Loss. To the extent Seller, the Company or any Subsidiary has made any actual capital expenditures in respect of the Restoration Cost, the amounts of such actual capital expenditures, up to the amount equal to the Restoration Cost by which the Base Purchase Price (as adjusted pursuant to Section 2.04) was reduced in accordance with this Section 5.06, shall be added to the Base Purchase Price (as adjusted pursuant to Section 2.04).

5.07                        Seller Parent Guaranty.  Seller shall concurrently with the execution and delivery of this Agreement, cause to be executed and delivered to Purchaser the Seller Parent Guaranty.

5.08                        SunPower Cash Grant Litigation.  Seller shall retain all Excluded Assets and all Excluded Liabilities and shall continue to manage, control and direct the defense of, and the prosecution of, the SunPower Cash Grant Litigation.  Seller shall be solely and completely responsible for, and pursuant to Article 11 shall indemnify Purchaser in respect of, any and all Losses arising from the SunPower Cash Grant Litigation.

5.09                        Fulfillment of Conditions.  Seller (a) shall take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith to satisfy each other condition to the obligations of Purchaser contained in this Agreement and (b) shall not, and shall not permit the Company, any Subsidiary or any of its other Affiliates to, take or fail to take any action that would reasonably be expected to result in the non-fulfillment of any such condition.

5.10                        Further Assurances.  During the Interim Period, Seller shall use its commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as may be necessary to consummate the transactions contemplated by this Agreement, including such actions at its expense as are necessary in connection with obtaining any third-party consents and all Governmental Approvals required to be obtained by Seller.  During the Interim Period, Seller shall cooperate with Purchaser and provide any information regarding Seller necessary to assist Purchaser in making any filings or applications required to be made with any Governmental Authority.  Notwithstanding anything to the contrary contained in this Section 5.10, if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of any documents or information in accordance herewith shall be solely subject to applicable rules relating to discovery and the remainder of this Section 5.10 shall not apply.

ARTICLE 6

COVENANTS OF PURCHASER

Purchaser covenants and agrees with Seller that Purchaser will comply with all covenants and provisions of this Article 6 made by Purchaser, except to the extent Seller may otherwise consent in writing.

6.01                        Regulatory and Other Permits.  Purchaser shall, as promptly as practicable, use commercially reasonable efforts to make all filings with all Governmental Authorities and other Persons required by Purchaser or its Affiliates to consummate the transactions contemplated hereby and shall use commercially reasonable efforts to obtain, as promptly as practicable, all Permits and all consents, approvals or actions of all Governmental Authorities and other Persons necessary to consummate the transactions contemplated hereby.  Purchaser shall promptly provide Seller with a copy of any material filing, order or other document delivered to or received from any Governmental Authority or other Person relating to the obtaining of any such Permits, consents, approvals, or actions of Governmental Authorities and other Persons.  Purchaser shall provide a status report to Seller upon the reasonable request of Seller.  Purchaser shall use commercially reasonable efforts not to cause its Representatives or Affiliates to take any action which would reasonably be expected to materially and adversely affect the likelihood of any approval or consent required to consummate the transactions contemplated hereby.  Purchaser shall bear its own costs and legal fees contemplated by this Section 6.01.

6.02                        Fulfillment of Conditions.  Purchaser (a) shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Seller contained in this Agreement, and (b) shall not, and shall not permit any of its Affiliates to, take or fail to take any action that would reasonably be expected to result in the non-fulfillment of any such condition.

6.03                        Further Assurances.  During the Interim Period, Purchaser shall use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as may be necessary to consummate the transactions contemplated by this Agreement, including such actions at its expense as are necessary in connection with obtaining any third-party consents and all Governmental Approvals required to be obtained by Purchaser.  During the Interim

Period, Purchaser shall cooperate with Seller and provide any information regarding Purchaser necessary to assist Seller in making any filings or applications required to be made with any Governmental Authority.  Notwithstanding anything to the contrary contained in this Section 6.03, if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of any documents or information in accordance herewith shall be solely subject to applicable rules relating to discovery and the remainder of this Section 6.03 shall not apply.

6.04                        Support Obligations.  Purchaser acknowledges that Seller and certain Affiliates have provided certain credit support pursuant to the support obligations and related agreements described on Schedule 3.17 (the “Support Obligations”).  During the Interim Period, Purchaser shall use commercially reasonable efforts to negotiate a replacement of such Support Obligations with the beneficiaries thereof and to effect the complete and unconditional release of all other Support Obligations in a manner reasonably satisfactory to Purchaser, Seller and the beneficiaries thereof, including by means of a letter of credit, escrow, posting a bond or cash deposit, or other arrangements.  Seller agrees that if, following the Closing, such replaced Support Obligations are drawn on or payment is demanded thereunder, Seller will indemnify and hold harmless Purchaser and its Affiliates (as applicable) for Seller’s Pro Rata Share of any such draw or demand for payment under any Support Obligation.  To the extent that Purchaser cannot cause the release, termination and replacement of any Support Obligations, Purchaser shall (i) indemnify and hold harmless Seller and its Affiliates (as applicable) from and against any and all Losses that may be suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or relating to any such Support Obligation being in effect on or after the Closing Date (including as a result of any draw or demand for or making of any payment by Seller or any such Affiliate of Seller under any Support Obligation) with respect to the full extent of such Support Obligation and (ii) diligently continue to seek the release, termination and replacement of such Support Obligation; provided, that Purchaser’s indemnification obligations under clause (i) shall not affect Seller’s indemnification obligations under Section 11.01.

6.05                        SunPower Cash Grant Litigation.  Purchaser disclaims any interest in the Excluded Assets and/or the Excluded Liabilities.  Purchaser shall have no interest in and shall not participate in the SunPower Cash Grant Litigation unless reasonably requested to do so by Seller, in which case Purchaser shall use commercially reasonable efforts to assist Seller at Seller’s direction, and at Seller’s expense, in connection with the SunPower Cash Grant Litigation.

ARTICLE 7

CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser hereunder to purchase the Acquired Interests are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

7.01                        Bring-Down of Seller’s Representations and Warranties.  The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the Closing Date (except for any of such representations and warranties that are qualified by materiality, including by reference to Material Adverse Effect, which shall be true and correct in all respects) as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.

7.02                        Performance at Closing.  Seller shall have performed all agreements, covenants and obligations required by Article 2 of this Agreement to be so performed by Seller at the Closing.

7.03                        Litigation.  No Order shall have been entered which restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement and no Action or Proceeding shall have been instituted before any Governmental Authority of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement.

7.04                        Assignment of Membership Interests.  Certificates representing the Acquired Interests, duly endorsed for transfer to Purchaser or accompanied by one or more membership interest powers duly endorsed for transfer to Purchaser shall have been delivered to Purchaser except to the extent that the certificates and membership interest powers are being held by the lenders pursuant to the Financing Documents, in which case the certificates will be reissued in the name of the Purchaser and delivered to the lenders pursuant to the Financing Documents contemporaneously with Closing.

7.05                        Approvals and Consents.  All Seller Approvals and Seller Consents shall have been obtained and shall be in full force and effect.

7.06                        Officers’ Certificates.  Seller shall have delivered to Purchaser (a) a certificate, dated the Closing Date and executed by an authorized officer or board member of Seller substantially in the form and to the effect of Exhibit D; and (b) a certificate, dated the Closing Date and executed by the Secretary of Seller substantially in the form and to the effect of Exhibit E.

7.07                        FIRPTA Certificate.  Seller shall have caused to be delivered a certificate, dated as of the Closing Date and substantially in the form and to the effect of Exhibit F, which satisfies the requirements set forth in Treasury Regulation Section 1.1445-2, attesting that NRG Energy, Inc. is not a “foreign person” for U.S. federal income tax purposes.

ARTICLE 8

CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller hereunder to sell the Acquired Interests are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller, in its sole discretion).

8.01                        Bring-Down of Purchaser’s Representations and Warranties.  The representations and warranties made by Purchaser in Article 4 of this Agreement shall be true and correct in all material respects as of the Closing Date (except for any of such representations and warranties that are qualified by materiality which shall be true and correct in all respects) as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.

8.02                        Performance at Closing.  Purchaser shall have performed all agreements, covenants and obligations required by Article 2 of this Agreement to be so performed by Purchaser at the Closing.

8.03                        Approvals and Consents.  All Purchaser Approvals and Purchaser Consents required for the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

8.04                        Litigation.  No Order shall have been entered which restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement and no Action or Proceeding shall have been instituted before any Governmental Authority of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement.

8.05                        Deliveries.  Purchaser shall have delivered to Seller:

(a)                                 a certificate, dated the Closing Date and executed by an authorized officer or board member of Purchaser, substantially in the form and to the effect of Exhibit G; and

(b)                                 a certificate, dated the Closing Date and executed by the Secretary of Purchaser substantially in the form and to the effect of Exhibit H.

ARTICLE 9

TAX MATTERS

9.01                        Certain Taxes.

(a)                                 All real property Taxes, personal property Taxes and similar obligations of the Company and the Subsidiaries imposed by any Governmental Authority that are due or become due for Tax periods within which the Closing Date occurs shall be apportioned between the pre-Closing Date period, on the one hand, and the post-Closing Date Period, on the other hand, as of the Closing Date, based upon the actual number of days of the Tax period that have elapsed before and including, and after, the Closing Date, and all income Taxes and Transfer Taxes imposed on the Company and the Subsidiaries shall be allocated between the pre-Closing Date period and the post-Closing Date period as though a taxable year of the Company and the Subsidiaries have ended on the Closing Date.  Seller shall be responsible for 51.05% of the portion of such Taxes described in the preceding sentence (the “Apportioned Obligations”) attributable to the pre-Closing Date period.  Purchaser shall be responsible for 48.95% of the portion of such Apportioned Obligations attributable to the pre-Closing Date Period and 100% of the portion of such Apportioned Obligations attributable to the period beginning on or after the Closing Date.  Each Party shall cooperate in assuring that Apportioned Obligations that are the responsibility of Seller pursuant to the preceding sentences are paid by Seller, and that

Apportioned Obligations that are the responsibility of Purchaser pursuant to the preceding sentence shall be paid by Purchaser.  If any refund, rebate or similar payment is received by the Company, the Subsidiaries, Seller and/or Purchaser for any Taxes that are Apportioned Obligations, such refund shall be apportioned between Seller and Purchaser as aforesaid on the basis of the obligations of the Company and the Subsidiaries during the applicable Tax period.

(b)                                 Seller shall timely prepare and file with the appropriate authorities all Tax Returns required to be filed by the Company or the applicable Subsidiary with respect to any Tax periods ending on or before the Closing Date (including, for the sake of clarity, the Company’s U.S. federal partnership income tax return for the short period ending on the Closing Date).  Such Tax Returns shall be prepared in a manner consistent with past practice to the extent consistent with applicable law.  No later than thirty (30) days before the due date of such Tax Returns (or the date of filing, if earlier), Seller shall provide a copy of such Tax Returns to Purchaser for Purchaser’s review and comment.  On and after the Closing Date, Purchaser shall timely prepare and file with the appropriate authorities all other Tax Returns required to be filed by the Company and the Subsidiaries.

(c)                                  Seller and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, employees and agents reasonably to cooperate, in preparing and filing all Tax Returns of the Company and each Subsidiary, including maintaining and making available to each other all records that are necessary for the preparation of any Tax Returns that the Party is required to file under this Article 9, and in resolving all disputes and audits with respect to such Returns.

(d)                                 All sales, use transfer, controlling interest transfer, recording, stock transfer, real property transfer, value-added and other similar Taxes and fees (“Transfer Taxes”), if any, arising out of or in connection with the consummation of the transactions contemplated by this Agreement shall be shared equally by Purchaser and Seller. Tax Returns that must be filed in connection with such Transfer Taxes shall be prepared and filed by the Party primarily or customarily responsible under applicable local Law for filing such Tax Returns, and such party will use commercially reasonable efforts to provide such Tax Returns to the other Party at least ten (10) business days prior to the date such Tax Returns are due to be filed.

9.02                        Allocation of Purchase Price.  No later than one hundred twenty (120) days after the Closing, Seller and Purchaser shall agree on the draft allocation of the Purchase Price and the liabilities of the Company and the Subsidiaries (in each case to the extent treated as consideration for U.S. federal income tax purposes) among the Company’s and the Subsidiaries’ assets consistent with section 1060 of the Code and the Treasury Regulations thereunder.  Seller and Purchaser agree that the agreed allocation shall be used by Seller and Purchaser as the basis for reporting asset values and other items for purposes of all federal, state, and local Tax Returns, and that neither Seller nor Purchaser or their respective Affiliates will take positions inconsistent with such allocation in notices to any Governmental Authority, in audits or other proceedings with respect to Taxes, or in other documents or notices relating to the transactions contemplated by this Agreement

9.03                        Treatment for Tax Purposes.  For federal and applicable state and local income tax purposes, Purchaser and Seller shall treat Purchaser’s acquisition of the Acquired Interests in the manner provided in Situation 1 of IRS Revenue Ruling 99-6, 1999-6 I.R.B. 6 (2/8/99), which shall be treated as an acquisition of assets with respect to Purchaser and a sale of interests in a partnership with respect to Seller.

ARTICLE 10

SURVIVAL

10.01                 Survival of Representations, Warranties, Covenants and Agreements.  The representations, warranties, covenants, agreements and obligations of Seller and Purchaser contained in this Agreement are material, were relied on by such Parties, and will survive the Closing Date as provided in Section 11.03.

ARTICLE 11

INDEMNIFICATION

11.01                 Indemnification by Seller.  Seller hereby indemnifies and holds harmless the Purchaser Indemnified Parties in respect of, and holds each of them harmless from and against, (a) Seller’s Pro Rata Share of any and all Losses suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or related to any breach of any representation, warranty, covenant, agreement or obligation made by Seller in this Agreement or any certificate delivered by Seller pursuant to this Agreement, and (b) any and all Losses suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or related to any Excluded Assets or Excluded Liabilities, provided, however, that the foregoing indemnities shall not apply to Losses caused by the gross negligence or willful misconduct of Purchaser or its agents, officers, employees or contractors.

11.02                 Indemnification by Purchaser.  Purchaser hereby indemnifies and holds harmless the Seller Indemnified Parties in respect of, and holds each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or relating to any breach by Purchaser of any representation, warranty, covenant, agreement or obligation made by Purchaser in this Agreement or any certificate delivered by Purchaser pursuant to this Agreement, provided, however, that the foregoing indemnity shall not apply to Losses to the extent caused by the gross negligence or willful misconduct of Seller or its agents, officers, employees or contractors.

11.03                 Period for Making Claims.  No claim under this Agreement (except as provided below) may be made unless such Party shall have delivered, with respect to any claim for breach of any representation, warranty, covenant, agreement or obligation made in this Agreement, a written notice of claim prior to the date falling twelve (12) months after the Closing Date provided that, (i) the representations and warranties contained in Section 3.01 (Existence), Section 3.02 (Authority), Section 3.07 (Brokers), Sections 3.09(a), (b) and (d) (Company and the Subsidiaries), Section 4.01 (Existence), Section 4.02 (Authority), and Section 4.08 (Brokers) shall survive the Closing for five (5) years following the Closing Date (collectively, with the representation and warranties contained in Section 3.11(a)-(g) the “Fundamental Representations”), (ii) the representations and warranties in Section 3.11(a)-(g) shall survive until thirty (30) days after the expiration of the applicable Tax statute of limitations, (iii) the representation and warranty contained in Section 3.11(h) shall survive the Closing for four (4)

years following the Closing Date, and (iv) the covenants, agreements and obligations in this Agreement to be performed shall survive until the date on which they have been fully performed; provided further, that, if written notice for a claim of indemnification has been provided by the Indemnified Party pursuant to Section 11.05(a) on or prior to the applicable survival expiration date, then the obligation of the Indemnifying Party to indemnify the Indemnified Party pursuant to this Article 11 shall survive with respect to such claim until such claim is finally resolved.  With respect to any claims related to violations or possible violations of an applicable NERC reliability standard, no claim under this Agreement may be made unless such Party shall have delivered, with respect to any such claim for breach of any representation, warranty, covenant, agreement or obligation made in this Agreement, a written notice of claim prior to the date occurring six months after the conclusion of any Regional Entity compliance audit covering a period prior to the Closing Date.

11.04                 Limitations on Claims.

(a)                                 Neither Party shall have any obligation to indemnify the other Indemnified Party until the aggregate amount of all Losses incurred by such Party that are subject to indemnification pursuant to this Article 11 equals or exceeds one percent (1%) of the Final Purchase Price (the “Deductible”) in which event the Indemnifying Party shall be liable for Losses only to the extent they are in excess of the Deductible; provided, that, the Deductible shall not apply to Losses resulting from, arising out of or relating to (i) any breach of Seller’s covenant set forth in Section 5.08 or Seller’s representation and warranty set forth in Section 3.11(h), (ii) any willful breach of any representation or warranty, or (iii) fraud.

(b)                                 Neither Party shall have any obligation to indemnify the other Indemnified Party in connection with any single item or group of related items that result in Losses that are subject to indemnification in the aggregate of less than Fifty Thousand Dollars ($50,000); provided, however, that such threshold shall not apply to Losses resulting from, arising out of or relating to any breach of Seller’s covenant set forth in Section 5.08 or Seller’s representation and warranty set forth in Section 3.11(h).

(c)                                  Except as otherwise provided in Section 11.04(d), the aggregate liability of the Indemnifying Parties under this Article 11 resulting from breaches of representations or warranties herein and in any certificates delivered pursuant hereto shall be limited to an amount equal to twenty percent (20%) of the Final Purchase Price (the “Cap”); provided, that, the Cap shall not apply to Losses resulting from, arising out of or relating to (i) any breach of Seller’s covenant set forth in Section 5.08, (ii) any willful breach of any representation or warranty or (iii) fraud.

(d)                                 Subject to Section 11.01, the aggregate liability of Seller under this Article 11 resulting from a breach of Section 3.11(h) shall be limited to an amount equal to the Final Purchase Price less any amounts recovered by Purchaser pursuant to any other provision of this Article 11.

(e)                                  The amount of any claim pursuant to this Article 11 will be reduced by the amount of any insurance proceeds actually recovered (less the cost to collect the proceeds of such insurance and the amount, if any, of any retroactive or other premium adjustments reasonably attributable thereto) and the amount of any Tax benefit (which for this purpose means any reduction in cash Taxes payable that would otherwise be due or the receipt of a refund of Taxes by the Indemnified Parties, in each case only with respect to the taxable year in which the Loss was incurred or paid) to the Indemnified Party in respect of such claim or the facts or events giving rise to such indemnity obligation.  If the Indemnified Party realizes such Tax benefit after the date on which an indemnity payment has been made to the Indemnified Party, the Indemnified Party shall promptly make payment to the Indemnifying Party in an amount equal to such Tax benefit; provided, that such payment shall not exceed the amount of the indemnity payment.

11.05                 Procedure for Indemnification of Third Party Claims.

(a)                                 Notice.  Whenever any claim by a third party shall arise for indemnification under this Article 11, the Indemnified Party shall promptly notify the Indemnifying Party of the claim and, when known, the facts constituting the basis for such claim and, if known, the notice shall specify the amount or an estimate of the amount of the liability arising therefrom.  The Indemnified Party shall provide to the Indemnifying Party copies of all material notices and documents (including court papers) received or transmitted by the Indemnified Party relating to such claim.  The failure or delay of the Indemnified Party to deliver prompt written notice of a claim shall not affect the indemnity obligations of the Indemnifying Party hereunder, except to the extent the Indemnifying Party was actually disadvantaged by such failure or delay in delivery of notice of such claim.

(b)                                 Settlement of Losses.  If the Indemnified Party has assumed the defense of any claim by a third party which may give rise to indemnity hereunder pursuant to Section 11.06(d), the Indemnified Party shall not settle, consent to the entry of a judgment of or compromise such claim without the prior written consent (which consent shall not be unreasonably withheld or delayed) of the Indemnifying Party.

11.06                 Rights of Indemnifying Party in the Defense of Third Party Claims.

(a)                                 Right to Assume the Defense.  In connection with any claim by a third party which may give rise to indemnity hereunder, the Indemnifying Party shall have thirty (30) days after the date the Indemnifying Party is notified of such claim by the Indemnified Party to assume the defense of any such claim, which defense shall be prosecuted by the Indemnifying Party to a final conclusion or settlement in accordance with the terms hereof.

(b)                                 Procedure.  If the Indemnifying Party assumes the defense of any such claim, the Indemnifying Party shall (i) select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claim and (ii) take all steps necessary in the defense or settlement thereof, at its sole cost and expense.  The Indemnified Party shall be entitled to participate in (but not control) the defense of any such claim, with its own counsel and at its sole cost and expense; provided, that, if the claim includes allegations for which the Indemnifying Party both would and would not be obligated to indemnify the Indemnified Party, the Indemnifying Party and the Indemnified Party shall in that case jointly assume the defense thereof.  The Indemnified Party and the Indemnifying Party shall fully cooperate with each other and their respective counsel in the defense or settlement of such claim.  The Party in charge of the defense shall keep the other Party appraised at all times as to the status of the defense or any settlement negotiations with respect thereto.

(c)                                  Settlement of Losses.  The Indemnifying Party shall not consent to a settlement of or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).

(d)                                 Decline to Assume the Defense.  The Indemnified Party may defend against any such claim, at the sole cost and expense of the Indemnifying Party, in such manner as it may deem reasonably appropriate, including settling such claim in accordance with the terms hereof if (i) the Indemnifying Party does not assume the defense of any such claim resulting therefrom within thirty (30) days after the date the Indemnifying Party is notified of such claim by the Indemnified Party or (ii) the Indemnified Party reasonably concludes that the Indemnifying Party is (a) not diligently defending the Indemnified Person, (b) not contesting such claim in good faith through appropriate proceedings or (c) has not taken such action (including the posting of a bond, deposit or other security) as may be necessary to prevent any action to foreclose a Lien against or attachment of any asset or property of the Indemnified Party for payment of such claim.

11.07                 Direct Claims.  In the event that any Indemnified Party has a claim against any Indemnifying Party which may give rise to indemnity hereunder that does not involve a claim brought by a third party, the Indemnified Party shall promptly notify the Indemnifying Party of the claim and the facts constituting the basis for such claim and, if known, the amount or an estimate of the amount of the liability arising therefrom.  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from receipt of such claim notice that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder; however if the Indemnifying Party does notify the Indemnified Party that it disputes such claim within the require thirty (30) day period, the Parties shall attempt in good faith to agree upon the rights of the respective Parties with respect to such claim.  If the Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties.  If such Parties shall not agree, the Indemnified Party shall be entitled to take any action in law or in equity as such Indemnified Party shall deem necessary to enforce the provisions of this Article 11 against the Indemnifying Party.

11.08                 Exclusive Remedy.  Absent fraud or willful breach, the indemnities set forth in this Article 11 shall be the exclusive remedies of Purchaser and Seller and their respective members, officers, directors, employees, agents and Affiliates due to misrepresentation, breach of warranty, nonfulfillment or failure to perform any covenant or agreement contained in this Agreement, and the Parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the Parties hereto hereby waive.

11.09                 Indemnity Treatment.  Any amount of indemnification payable pursuant to the provisions of this Article 11 shall to the extent possible, be treated as an adjustment to the Purchase Price.

11.10                 Mitigation.

(a)                                 Each of the Parties agrees to take all commercially reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

(b)                                 Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article 11, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall assign any such rights to the Indemnifying Party.

11.11                 No Solicitation.  Seller shall not, and shall not authorize or permit the Company, any Subsidiary, any of its or their Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  Seller shall immediately cease and cause to be terminated, and shall cause the Company, any Subsidiary, any of its and their Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person concerning (a) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or any Subsidiary; (b) the issuance or acquisition of equity securities of the Company or any Subsidiary; or (c) the sale, lease, exchange or other disposition of any significant portion of the Company’s or any Subsidiary’s properties or assets.

ARTICLE 12

TERMINATION

12.01                 Termination.  This Agreement may be terminated at any time prior to Closing as follows:

(a)                                 by mutual written consent of the Purchaser and the Seller;

(b)                                 by either Seller or Purchaser if the Closing has not occurred on or before one hundred twenty (120) days after the date of this Agreement (the “Termination Date”) and the failure to consummate is not caused by a breach of this Agreement by the terminating party;

(c)                                  by Purchaser if there has been a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 7.01 or 7.02, and (ii) either (x) is a breach of Seller’s obligations to transfer the Acquired Interests at Closing in accordance with this Agreement or (y) such breach has not been cured within 30 days following written notification thereof; provided, however, that if, at the end of such 30 day period, Seller is endeavoring in good faith, and proceeding diligently, to cure such breach, Seller shall have an additional 30 days in which to effect such cure; and

(d)                                 by Seller if there has been a breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 8.01 or 8.02, and (ii) such breach has not been cured within 30 days following written notification thereof; provided, however, that if, at the end of such 30 day period, Purchaser is endeavoring in good faith, and proceeding diligently, to cure such breach, Purchaser shall have an additional 30 days in which to effect such cure.

12.02                 Effect of Termination.

(a)                                 If this Agreement is validly terminated pursuant to Section 12.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of either Seller or Purchaser (or any of their respective Representatives or Affiliates) in respect of this Agreement, except that the applicable portions of Article 1, this Section 12.02, and the entirety of Articles 11 (except for Section 11.11) and 13 will continue to apply following any termination; provided, however, that nothing in this Section 12.02 shall release any Party from liability for any breach of this Agreement by such Party prior to the termination of this Agreement (and any attempted termination by the breaching Party shall be void).

(b)                                 Upon termination of this Agreement by Purchaser or Seller for any reason, Purchaser shall return all documents and other materials of Seller relating to the Company and the Subsidiaries, the assets or properties of the Company and the Subsidiaries and the transactions contemplated hereby.  Each Party shall also return to the other Party any information relating to the Parties to this Agreement furnished by one Party to the other, whether obtained before or after the execution of this Agreement.  All information received by Purchaser with respect to the Company, the Subsidiaries, the assets of the Company, the assets of the Subsidiaries or Seller shall remain subject to the provisions of Section 13.06.

ARTICLE 13

MISCELLANEOUS

13.01                 Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission, by reputable national overnight courier service or by registered or certified mail (postage prepaid) to the Parties at the following addresses or facsimile numbers, as applicable:

If to Purchaser, to:	NRG Yield Operating LLC
c/o NRG Yield, Inc.
804 Carnegie Center Drive
Princeton, NJ 08540
Attn: General Counsel
Fax: (609) 524-4501

With a copy to:	Crowell & Moring LLP
1001 Pennsylvania Avenue, N.W.
Washington, D.C. 20004-2595
Attn: Patrick W. Lynch
Fax: (202) 628-5116

If to Seller, to:	NRG Solar CVSR Holdings 2 LLC
c/o NRG Energy, Inc.
804 Carnegie Center Drive
Princeton, NJ 08540
Attn: General Counsel
Fax: (609) 524-4501

With a copy to:	Jones Day
51 Louisiana Avenue, NW
Washington, DC 20001
Attn: Gerald P. Farano Fax: (202) 626-1700

Notices, requests and other communications will be deemed given upon the first to occur of such item having been (a) delivered personally to the address provided in this Section 13.01, (b) delivered by confirmed facsimile transmission to the facsimile number provided in this Section 13.01, or (c) delivered by registered or certified mail (postage prepaid) or by reputable national overnight courier service in the manner described above to the address provided in this Section 13.01 (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 13.01).  Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

13.02                 Entire Agreement.  This Agreement and the documents referenced herein supersede all prior discussions and agreements, whether oral or written, between the Parties with respect to the subject matter hereof, and contains the entire agreement between the Parties with respect to the subject matter hereof.

13.03                 Specific Performance.  The Parties to this Agreement agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur and money damages may not be a sufficient remedy.  In addition to any other remedy at law or in equity, each of Purchaser and Seller shall be entitled to specific performance by the other Party of its obligations under this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy.

13.04                 Time of the Essence.  Time is of the essence with regard to all duties and time periods set forth in this Agreement.

13.05                 Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement.

13.06                 Confidentiality; Disclosures.  Neither Party nor any of their Affiliates shall make any written or other public disclosure, announcement or other similar statement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties, except as required by law, any regulatory authority or under the applicable rules and regulations of a stock exchange or market on which the securities of the disclosing Party or any of its affiliates are listed.

13.07                 Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition and delivered pursuant to Section 13.01.  No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

13.08                 Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

13.09                 No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article 11.

13.10                 Assignment.  The obligations of the Parties under this Agreement are not assignable without the prior written consent of the other Party, which such Party may withhold in its discretion; provided, that Purchaser may assign this Agreement, including the right to purchase the Acquired Interests, without the prior written consent of Seller, to (a) any Affiliate of Purchaser, or (b) any financial institution providing purchase money or other financing to Purchaser from time to time as collateral security for such financing, in each case so long as Purchaser remains fully liable for its obligations under this Agreement.

13.11                 Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

13.12                 Governing Law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

13.13                 Consent to Jurisdiction.

(a)                                 For all purposes of this Agreement, and for all purposes of any Action or Proceeding arising out of or relating to the transactions contemplated hereby or for recognition or enforcement of any judgment, each Party hereto submits to the personal jurisdiction of the courts of the State of New York and the federal courts of the United States sitting in New York County, and hereby irrevocably and unconditionally agrees that any such Action or Proceeding may be heard and determined in such New York court or, to the extent permitted by law, in such federal court.  Each Party hereto agrees that a final judgment in any such Action or Proceeding may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Law.  Nothing in this Agreement shall affect any right that any Party may otherwise have to bring any Action or Proceeding relating to this Agreement against the other Party or its properties in the courts of any jurisdiction.

(b)                                 Each Party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so:

(i)                                     any objection which it may now or hereafter have to the laying of venue of any Action or Proceeding arising out of or relating to this Agreement or any related matter in any New York state or federal court located in New York County, and

(ii)                                  the defense of an inconvenient forum to the maintenance of such Action or Proceeding in any such court.

Each Party hereto irrevocably consents to service of process by registered mail, return receipt requested, as provided in Section 13.01.  Nothing in this Agreement will affect the right of any Party hereto to serve process in any other manner permitted by Law.

13.14                 Waiver of Jury Trial.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR THAT OTHERWISE RELATES TO THIS AGREEMENT.

13.15                 Limitation on Certain Damages.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, SPECULATIVE, EXEMPLARY, OR PUNITIVE DAMAGES (COLLECTIVELY, “CONSEQUENTIAL DAMAGES”) FOR ANY REASON WITH RESPECT TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER BASED ON STATUTE, CONTRACT, TORT OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED, HOWEVER, THAT ANY LOSSES ARISING OUT OF THIRD PARTY CLAIMS FOR WHICH A PARTY IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT SHALL NOT CONSTITUTE CONSEQUENTIAL DAMAGES.  FOR THE AVOIDANCE OF DOUBT, AN ACTION FOR THE PAYMENT OF THE PURCHASE PRICE SHALL NOT BE CONSIDERED CONSEQUENTIAL DAMAGES.

13.16                 Disclosures.  Any Party may, at its option, include in the Disclosure Schedules items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.  In no event shall the inclusion of any matter in the Disclosure Schedules be deemed or interpreted to broaden Seller’s or Purchaser’s representations, warranties, covenants or agreements contained in this Agreement.  The mere inclusion of an item in the Disclosure Schedules shall not be deemed an admission by a Party that such item represents a material exception or fact, event, or circumstance.

13.17                 Facsimile Signature; Counterparts.  This Agreement may be executed by facsimile signature in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized representative of each Party as of the date first above written.

“Purchaser”

NRG YIELD OPERATING LLC
a Delaware limited liability company

/s/ Christopher S. Sotos
By: Christopher S. Sotos
Title: President & Chief Executive Officer

“Seller”

NRG SOLAR CVSR HOLDINGS 2 LLC,
a Delaware limited liability company

/s/ Gaetan Frotte
By: Gaetan Frotte
Title: Senior Vice President & Treasurer

Signature Page for CVSR PSA

EXHIBIT A

RESERVED

A-1

EXHIBIT B

WIRE TRANSFER INSTRUCTIONS

Internal Transfer

B-1

EXHIBIT C

AGGREGATE TARGET NET WORKING CAPITAL CALCULATION

		BS as of
U.S.Dollars ($000)	Value in Model	08/31/16	WC Adjustment

Unrestricted O&M Reserve	—	3	3
Property Tax Reserve	1,528	1,208	(320)
Other Cash	12,466	12,740	274
	—	—	—
Cash	13,994	13,951	(43)

Non-Cash Current Assets

Accounts Receivable	9,559	10,612	1,052
Prepaid Expenses	378	263	(115)
Inventory	717	1,032	315
Other Current Assets (notes from	10,210	9,623	(586)
Non-Cash Current Assets	20,863	21,529	666
Current Assets	34,857	35,480	623

Current Liabilities

Accounts Payable	—	352	352
Contra Accounts Recievable	—	—	—
Accrued Income Taxes	—	—	—
Accrued Principal	—	—	—
Other Current Liabilities	53	121	68
Current Liabilities	53	472	420

Total Working Capital	34,804	35,008	204

Normal Cash Levels	1,669	1,669	—
Normal Inventory Levels	1,078	1,078	—

Net Working Capital			204

NYLD WC Purchase			104

Outside WC			2,774

Aggregate Target Net Working Capital for PSA			2,878

Aggregate Target Net Working Capital Amount			$2,878,432

C-1

EXHIBIT D

FORM OF OFFICER’S CERTIFICATE OF SELLER

This certificate, dated as of [•], 2016, is furnished pursuant to Section 7.06 of the Purchase and Sale Agreement, dated as of [•], 2016 (the “PSA”), between NRG Yield Operating LLC, a Delaware limited liability company, and NRG Solar CVSR Holdings 2 LLC, a Delaware limited liability company.

I, [•], hereby certify that I am the duly elected or appointed President of NRG Solar CVSR Holdings 2 LLC, and hereby further certify, solely in my capacity as President of NRG Solar CVSR Holdings 2 LLC, that:

(a)                                 The representations and warranties of NRG Solar CVSR Holdings 2 LLC contained in Article 3 of the PSA are true and correct as of the Closing Date as if made on and as of the Closing Date except, in each case, (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and (ii) as would not reasonably be expected to have a Material Adverse Effect; and

(b)                                 The covenants and obligations required by the PSA to be performed or complied with by NRG Solar CVSR Holdings 2 LLC at or before the Closing have been duly performed or complied with in all material respects.

Capitalized terms used but not otherwise defined in this Certificate shall have the respective meanings given to them in the PSA.

[The Remainder of this Page Is Intentionally Left Blank.]

D-1

IN WITNESS WHEREOF, NRG Solar CVSR Holdings 2 LLC has caused this Certificate to be executed on its behalf by the undersigned as of the day and year first above written.

NRG SOLAR CVSR HOLDINGS 2 LLC

By:
Name:
Title:

D-2

EXHIBIT E

FORM OF SECRETARY’S CERTIFICATE OF SELLER

This certificate, dated as of [•], 2016, is furnished pursuant to Section 7.06 of the Purchase and Sale Agreement, dated as of [•], 2016 (the “PSA”), between NRG Yield Operating LLC, a Delaware limited liability company, and NRG Solar CVSR Holdings 2 LLC, a Delaware limited liability company.

I, [•], hereby certify that I am the duly elected or appointed Secretary of NRG Solar CVSR Holdings 2 LLC, and hereby further certify, solely in my capacity as Secretary of NRG Solar CVSR Holdings 2 LLC, that:

(a)                                 Attached hereto as Exhibit 1 are true, complete and correct copies of the certificates of formation (collectively the “Company Certificates”) of CVSR Holdco LLC, a Delaware limited liability company (“CVSR Holdco”), NRG Solar CVSR Holdings LLC, a Delaware limited liability company (“Holdings”), and High Plains Ranch II, LLC, a Delaware limited liability company (the “HPR II”).  As of the date hereof, no amendment or other document relating to or affecting any of the Company Certificates has been filed in the office of the Secretary of State of the State of Delaware and no action has been taken by NRG Solar CVSR Holdings 2 LLC, its officers, CVSR Holdco or its officers, Holdings or its officers or HPR II or its officers, in contemplation of the filing of any such amendment or other document or in contemplation of the liquidation or dissolution of CVSR Holdco, Holdings or HPR II;

(b)                                 Attached hereto as Exhibit 2 is a true and correct excerpt of the resolutions duly and validly adopted by NRG Solar CVSR Holdings 2 LLC with respect to the PSA and all transactions contemplated by the foregoing.  All such resolutions are in full force and effect on the date hereof in the form in which adopted and no other resolutions have been adopted by NRG Solar CVSR Holdings 2 LLC relating to the PSA;

(c)                                  Attached hereto as Exhibit 3 is a true, complete and correct certificate of good standing for NRG Solar CVSR Holdings 2 LLC, CVSR Holdco, Holdings, and HPR II, issued by the Secretary of State of the State of Delaware; and

(d)                                 Each of the persons named below is a duly elected or appointed, qualified and acting officer of NRG Solar CVSR Holdings 2 LLC who holds, immediately prior to consummation of the transactions contemplated by the PSA, the office set opposite such individual’s name, and the signature written opposite the name and title of such officer is such officer’s genuine signature:

Name	Title	Signature

[•]	CEO and President

[•]	Vice President

[•]	Secretary

Capitalized terms used but not otherwise defined in this Certificate shall have the respective meanings given to them in the PSA.

IN WITNESS WHEREOF, I have hereunto subscribed my name as of the day and year first above written.

Name:
Secretary

SCHEDULE A

TO SECRETARY CERTIFICATE OF SELLER

EXHIBIT F

FORM OF AFFIDAVIT OF NON-FOREIGN STATUS

[•], 2016

Section 1445 of the Internal Revenue Code (the “Code”) provides that a transferee (buyer) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person.  For U.S. tax purposes (including section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.  To inform NRG Yield Operating LLC that withholding of tax is not required upon the disposition of a U.S. real property interest by NRG Energy, Inc., the undersigned hereby certifies:

1.                                      NRG Energy, Inc. is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and Treasury Regulations promulgated thereunder);

2.                                      NRG Energy, Inc. is not a disregarded entity as defined in Treasury Regulation § 1.1445-2(b)(2)(iii);

3.                                      NRG Energy, Inc.’s U.S employer identification number is 41-1724239; and

4.                                      NRG Energy, Inc.’s office address is:

804 Carnegie Center

Princeton, NJ 08540

NRG Energy, Inc. understands that this certification may be disclosed to the Internal Revenue Service by NRG Yield Operating LLC and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of NRG Energy, Inc.

[The Remainder of this Page Is Intentionally Left Blank.]

F-1

IN WITNESS WHEREOF, as of the day and year first above written.

NRG ENERGY, INC.

By:
Name:
Title:

F-2

EXHIBIT G

FORM OF OFFICER’S CERTIFICATE OF NRG YIELD OPERATING LLC

This certificate, dated as of [•], 2016, is furnished pursuant to Section 8.05 of the Purchase and Sale Agreement, dated as of [•], 2016 (the “PSA”), between NRG Yield Operating LLC, a Delaware limited liability company, and NRG Solar CVSR Holdings 2 LLC, a Delaware limited liability company.

I, [•], hereby certify that I am the duly elected or appointed President of NRG Yield Operating LLC, and hereby further certify, solely in my capacity as President of NRG Yield Operating LLC, that:

(a)                                 The representations and warranties of NRG Yield Operating LLC contained in Article 4 of the PSA are true and correct as of the Closing Date as if made on and as of the Closing Date except, in each case, (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and (ii) as would not reasonably be expected to have a Material Adverse Effect; and

(b)                                 The covenants and obligations required by the PSA to be performed or complied with by NRG Yield Operating LLC at or before the Closing have been duly performed or complied with in all material respects.

Capitalized terms used but not otherwise defined in this Certificate shall have the respective meanings given to them in the PSA.

[The Remainder of this Page Is Intentionally Left Blank.]

G-1

IN WITNESS WHEREOF, NRG Yield Operating LLC has caused this Certificate to be executed on its behalf by the undersigned as of the day and year first above written.

NRG YIELD OPERATING LLC

By:
Name:
Title:

G-2

EXHIBIT H

SECRETARY’S CERTIFICATE OF PURCHASER

This certificate, dated [•], 2016, is furnished pursuant to Section 8.05 of the Purchase and Sale Agreement, dated as of [•], 2016 (the “PSA”), between NRG Yield Operating LLC, a Delaware limited liability company, and NRG Solar CVSR Holdings 2 LLC, a Delaware limited liability company.

I, [•], hereby certify that I am the duly elected or appointed Secretary of NRG Yield Operating LLC, and hereby further certify, solely in my capacity as Secretary of NRG Yield Operating LLC, that:

(a)                                 Attached hereto as Exhibit 1 is a true, complete and correct copy of the certificate of formation of NRG Yield Operating LLC (the “Purchaser’s Certificate”).  As of the date hereof, no amendment or other document relating to or affecting the Purchaser’s Certificate has been filed in the office of the Secretary of State of the State of Delaware, and no action has been taken by NRG Yield Operating LLC or its officers, in contemplation of the filing of any such amendment or other document or in contemplation of the liquidation or dissolution of NRG Yield Operating LLC;

(b)                                 Attached hereto as Exhibit 2 is a true and correct excerpt of the resolutions duly and validly adopted by NRG Yield Operating LLC with respect to the PSA and all transactions contemplated by the foregoing.  All such resolutions are in full force and effect on the date hereof in the form in which adopted and no other resolutions have been adopted by NRG Yield Operating LLC relating to the PSA;

(c)                                  Attached hereto as Exhibit 3 is a true, complete and correct certificate of good standing for NRG Yield Operating LLC, issued by the Secretary of the State of the State of Delaware; and

(d)                                 Each of the persons named below is a duly elected or appointed, qualified and acting officer of NRG Yield Operating LLC who holds, immediately prior to consummation of the transactions contemplated by the PSA, the office set opposite such individual’s name, and the signature written opposite the name and title of such officer is such officer’s genuine signature:

Name	Title	Signature

[•]	CEO and President

[•]	Vice President

[•]	Secretary

Capitalized terms used but not otherwise defined in this Certificate shall have the respective meanings given to them in the PSA.

H-1

IN WITNESS WHEREOF, I have hereunto subscribed my name as of the day and year first above written.

Name:
Secretary

H-2

EXHIBIT I

FORM OF SELLER PARENT GUARANTY

NRG ENERGY, INC.

THIS GUARANTY (“Guaranty”), effective as of [           ], 2016, by NRG Energy, Inc., a Delaware corporation (“Guarantor”), is to and for the benefit of NRG Yield Operating LLC, a Delaware limited liability company (“Buyer”) and the Purchaser Indemnified Parties (collectively, “Beneficiary”).  Capitalized terms not otherwise defined herein shall have the meaning given such terms in the Contract (as such term is defined below).

W I T N E S S E T H:

WHEREAS, NRG Solar CVSR Holdings 2 LLC (“Obligor”) and Buyer have of even date herewith entered into that certain Purchase and Sale Agreement (as such agreement may be amended, modified or supplemented from time to time, the “Contract”) for the sale by Obligor to Buyer of the Acquired Interests;

WHEREAS, Obligor is a wholly owned indirect subsidiary of Guarantor; and

WHEREAS, Section 5.07 of the Contract requires that this Guaranty be executed and delivered by Guarantor concurrently with the execution of the Contract;

NOW THEREFORE, for valuable consideration and as an inducement to Buyer to enter into the Contract, Guarantor covenants with Obligor as follows:

1.                                      Guarantor hereby unconditionally guarantees to Beneficiary the full and timely performance when due, the payment of all amounts when due and owing, and observance when due of all covenants, terms and agreements to be performed, paid or observed, as applicable, by Obligor under the Contract, all whether presently existing or from time to time hereafter created, incurred or arising (collectively, the “Obligations”).  Notwithstanding any other provisions of this Guaranty to the contrary, this Guaranty shall not modify or expand the Obligations under the Contract (which Obligations shall be limited as expressly set forth in the Contract).  This Guaranty is a continuing guarantee, and shall apply to all Obligations whenever arising.

2.                                      Guarantor covenants to Buyer that if at any time Obligor defaults in the payment or performance when due of any of its Obligations, Guarantor shall, promptly upon written notice by Beneficiary (provided that no notice is required in case of an automatic stay), pay or perform, or cause the payment or performance of, such Obligations.

3.                                      It is expressly understood and agreed by Guarantor that, to the extent Guarantor’s obligations hereunder relate to Obligations which require performance other than the payment of money, Beneficiary may proceed against Guarantor to effect specific performance thereof (to the extent such relief is available) or for payment of damages (as limited by the Contract) resulting from Obligor’s nonperformance.  Subject to the provisions of Section 16 hereof, Guarantor hereby covenants to perform or cause to be performed all of the obligations, terms and conditions on the part of Obligor to be performed under the Contract for the balance of the term thereof.  Should the Contract be disaffirmed by the trustee in bankruptcy for Obligor, then (without limiting the provisions of Section 6(h)) at the option of Buyer, and subject to the provisions of Section 16 hereof, Guarantor shall make and enter into a new agreement to perform or cause to be performed the balance of the Obligations, which new agreement shall be in form and substance identical to the Contract.

4.                                      All payments by Guarantor to Beneficiary shall be made in the United States in United States Dollars and shall be paid within thirty (30) days after receipt by Guarantor from Buyer of written demand for such payment (except in those circumstances where giving such demand is prevented by an automatic stay) and shall not be the subject of any offset against any amounts which may be owed by Beneficiary to Guarantor for any reason unrelated to the Contract.  Each and every default or failure by Obligor in making a payment or otherwise discharging or performing any of the Obligations shall give rise to a separate liability of such Obligor to Beneficiary and a separate cause of action hereunder and a separate suit may be brought hereunder as each liability or cause of action arises.

5.                                      Guarantor agrees to pay all costs, expenses and fees, including all reasonable attorneys’ fees, which may be incurred by Beneficiary in enforcing this Guaranty, whether by suit or otherwise, but only to the extent payment or performance under this Guaranty is otherwise due and Beneficiary is the prevailing party in its claim against Guarantor.

6.                                      The obligations of Guarantor under this Guaranty shall be irrevocable, absolute and unconditional, except to the extent that Obligor’s payment or performance would be excused by Beneficiary’s failure to fulfill its obligations under the Contract, and shall remain in full force and effect until such time as set forth in Section 16 hereof.  The obligations of Guarantor shall not be affected, modified or impaired or prejudiced (i) by any other security now or hereafter held by Beneficiary as security for the obligations of the Obligor under the Contract; or (ii) upon the happening from time to time of any one or more of the following whether or not with notice to or consent of Obligor (except to the extent that Obligor’s consent may be required to effectuate a modification of the Contract) or Guarantor:

(a)                                 the taking of any action by Beneficiary to enforce any Obligation or the Contract against Obligor;

(b)                                 the compromise, settlement, release, change, modification, rescission or termination of any of the Obligations;

(c)                                  the waiver by Beneficiary of the payment, performance or observance of any of Obligations;

(d)                                 the extension of time for payment of any amounts due or of the time for performance of any of the Obligations;

(e)                                  the modification or amendment (whether material or otherwise) of any of the Obligations;

(f)                                   the failure, omission, delay or lack on the part of Beneficiary to enforce, ascertain or exercise any right, power or remedy under or pursuant to the terms of the Contracts or this Guaranty;

(g)                                  the fact that Guarantor may at any time in the future dispose of all or any part of its interest in Obligor, or otherwise alter its investment in Obligor in any manner;

(h)                                 the bankruptcy, insolvency, winding up, dissolution, liquidation, administration, reorganization or other similar or dissimilar failure or financial disability of Obligor, or any legal limitation, disability, incapacity or other circumstances relating to Obligor;

(i)                                     the addition or substitution of any guarantor, maker or other third party primarily or secondarily liable or responsible for the performance or observance of any of the Obligations or by any extension, waiver, amendment or thing whatsoever which may release or discharge (in whole or in part) any such guarantor, maker or other third party (other than as a result of the indefeasible payment and performance of the Obligations in full);

(j)                                    the invalidity, nonbinding effect or unenforceability of the Obligations; or

(k)                                 the taking, variation, renewal, addition, substitution, subordination, or partial or entire release of any security for the Obligations or the enforcement or neglect to perfect or enforce any such security.

7.                                      Guarantor irrevocably and absolutely waives any and all right of subrogation, contribution, indemnification, reimbursement or similar rights against Obligor with respect to the Guaranty, whether such rights arise under an express or implied contract or by operation of law, it being the intention of Guarantor and Buyer that Guarantor shall not be deemed to be a “creditor” (as defined in Section 101 of the U.S. Bankruptcy Code or any other applicable law) of Obligor by reason of the existence of this Guaranty in the event that Obligor becomes a debtor in any proceeding under the U.S. Bankruptcy Code or any other applicable law.  In addition, Guarantor will not exercise any rights which it may acquire by way of subrogation under this Guaranty by any payment made hereunder or otherwise, until all of the Obligations shall have indefeasibly been paid or performed in full.  If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all the Obligations shall not have been indefeasibly paid or performed in full, such amount shall be held in trust for the benefit of Beneficiary and shall forthwith be paid to Beneficiary and applied to such liabilities and obligations, whether matured or unmatured.

8.                                      Beneficiary shall have the right, in its sole judgment and discretion, from time to time, to make demand for payment or performance and to proceed against Guarantor for recovery of the total of any and all amounts due, or for the performance of any nonmonetary obligation owed, to Beneficiary pursuant to this Guaranty, or to proceed from time to time against Guarantor for such portion of any and all such amounts, or for the performance of any and all such nonmonetary obligations, as Beneficiary may determine.

9.                                      So long as any Obligations are owed to Beneficiary, Guarantor shall not, without the prior written consent of Buyer, commence or join with any other Person in commencing, any bankruptcy, reorganization or insolvency proceeding against Obligor.  The obligations of

Guarantor under this Guaranty shall not be altered, limited or affected by any proceeding, voluntary or involuntary, involving the winding up, dissolution, administration, bankruptcy, reorganization, insolvency, receivership, liquidation or arrangement or similar proceeding of Obligor, or by any defense which Obligor may have by reason of any order, decree or decision of any court or administrative body resulting from any such proceeding.

10.                               With respect to all Obligations, this is a guarantee of payment and performance and not of collection, and Guarantor hereby waives and relinquishes all rights and remedies accorded by applicable law to sureties or guarantors and agrees not to assert or take advantage of any such rights or remedies, including without limitation:

(a)                                 any right to require Beneficiary to proceed against Obligor or any other person or to proceed against or exhaust any security held by Beneficiary at any time or to pursue any other remedy in Beneficiary’s power before proceeding against Guarantor;

(b)                                 any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other person or the failure of Beneficiary to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other person;

(c)                                  any demand, presentment, protest and notice of any kind except as otherwise required under this Guaranty, including without limitation (i) notice of the existence, creation or incurring of any new or additional Obligations, (ii) notice of any breach or default by Obligor under the Contract or of any action or non-action on the part of Beneficiary, Obligor, any creditor of Obligor or Guarantor or on the part of any other person under this or any other instrument in connection with any obligation or evidence of indebtedness held by Beneficiary as collateral or in connection with any Obligations hereby guaranteed;

(d)                                 any defense based upon an election of remedies by Beneficiary which destroys or otherwise impairs the subrogation rights of Guarantor, the right of Guarantor to proceed against Obligor for reimbursement, or both;

(e)                                  any duty on the part of Beneficiary to disclose to Guarantor any facts Beneficiary may now or hereafter know about Obligor, regardless of whether Beneficiary has reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume, or has reason to believe that such facts are unknown to Guarantor, or has a reasonable opportunity to communicate such facts to Guarantor, since Guarantor acknowledges that Guarantor is fully responsible for being and keeping informed of the financial condition of Obligor and of all circumstances bearing on the risk of non-payment of any Obligations hereby guaranteed; and

(f)                                   any defense arising because of the exercise of any right or remedy available to, or election made by, Beneficiary pursuant to the Federal Bankruptcy Code, whether as an unsecured or undersecured creditor, seeking adequate protection, or otherwise.

Notwithstanding any other provision of this Section 10 to the contrary, Guarantor hereby reserves to itself all rights to which Obligor is or may be entitled arising from or in connection with each of the Contract and the Obligations, except for defenses arising out of the bankruptcy, insolvency, dissolution or liquidation of Obligor or the incapacity or lack of authority of Obligor to enter into or perform its obligations under the Contract, and all rights and remedies accorded by applicable law to sureties or guarantors based on the defense of the statute of limitations related to the enforceability of this Guaranty in any action hereunder or in any action for the payment or performance of any Obligations hereby guaranteed.

11.                               This Guaranty shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, provided, however, that Guarantor may not make an assignment or other transfer of this Guaranty or any interest herein by operation of law or otherwise unless it has obtained the prior written consent of Buyer (which consent shall be solely within Buyer’s discretion) to such assignment or other transfer.  Buyer may collaterally assign its rights under this Guaranty to any Lender.

12.                               All notices to Guarantor required to be served under this Guaranty shall be in writing and shall be served by registered mail and shall be addressed as follows:

NRG Energy, Inc.
Risk Management
804 Carnegie Center Blvd.
Princeton, NJ 08540
Attention: Chief Risk Officer
Fax: 609-524-4605

or at such other address Guarantor may from time to time designate in writing.

13.                               This Guaranty shall in all respects be interpreted, and construed and governed by and in accordance with, the internal, substantive laws of the State of New York and the United States of America.  All agreements, instruments and notices referred to herein or supplementary hereto shall be prepared, furnished in, and governed, and controlled by the English language.  Guarantor irrevocably consents that any action, suit or proceeding by or among Buyer and Guarantor must be brought in whichever of the state or federal courts located in the County of New York, State of New York, has subject matter jurisdiction over the dispute and waives any objection which Guarantor may now or hereafter have regarding the choice of forum whether on personal jurisdiction, venue, forum non conveniens or on any other ground.  Guarantor irrevocably consents that it is subject to the personal jurisdiction of the state or federal courts located in the County of New York, State of New York.  Guarantor irrevocably consents to the service of process outside of the territorial jurisdiction of such courts by mailing copies thereof by registered or certified United States mail, postage prepaid, to Guarantor’s last known address as shown in the records of Buyer.  In addition, Guarantor consents to the service of process at 804 Carnegie Center Blvd., Attention:  Chief Risk Officer.  Nothing in this Guaranty shall affect the right to service of process in any other manner permitted by law.  Guarantor further agrees that final judgment against it in any action or proceeding shall be conclusive and may be enforced in any other jurisdiction within or outside the State of New York by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of such judgment.  Any finding of fact by, and any interim or final award or judgment made by an arbitrator, a court or tribunal with jurisdiction over a claim (in either case, brought pursuant to Section 13.10 of the Contract) under the Contract shall be binding on Guarantor to the same extent that it is binding on Seller for the purposes of this Guaranty.

14.                               Guarantor represents, covenants and agrees to and with Buyer that:

(a)                                 Guarantor (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and (ii) is duly qualified, authorized to do business and in good standing in each jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary;

(b)                                 the execution and delivery of this Guaranty and its performance have been duly authorized by all necessary corporate action on the part of Guarantor;

(c)                                  this Guaranty has been duly executed and delivered by Guarantor and is the legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms, subject to the application of bankruptcy and similar laws and of general equitable principles;

(d)                                 the execution, delivery and performance of this Guaranty will not (i) conflict with or violate any provision of Guarantor’s Certificate of Incorporation or Bylaws, (ii) conflict with or violate any law or (iii) conflict with, violate or constitute a default under, any provision of any security issued by Guarantor or of any agreement, instrument or undertaking to which Guarantor is a party or by which it or any of its property is bound (or give rise to any right of termination, cancellation or acceleration thereunder with or without the giving of notice, the lapse of time, or both), and do not require any license, consent or approval of any governmental authority;

(e)                                  except as disclosed in Guarantor’s public filings with the Securities and Exchange Commission, no litigation, investigation or proceeding of or before any arbitrator or governmental authority or order is pending or, to Guarantor’s knowledge, threatened by or against Guarantor or any of its subsidiaries or against any of such parties’ properties or revenues which, if adversely determined, would be reasonably likely to have a material adverse effect on the ability on Guarantor to perform its obligations hereunder;

(f)                                   Guarantor is not a party to, nor has it received, written notice of any pending or, to the knowledge of Guarantor, threatened material action against Guarantor that would prevent, hinder, modify, delay or challenge the execution, delivery or performance by Guarantor of this Guaranty or the validity or enforceability hereof; and

(g)                                  it has established adequate means of obtaining financial and other information pertaining to the business, operations and condition (financial or otherwise) of Obligor and its respective properties on a continuing basis, and Guarantor is and hereafter will be completely familiar with the business, operations and condition (financial and otherwise) of Obligor and its respective properties.

15.                               Guarantor agrees that:

(a)                                 It will maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Guaranty and will obtain any that may become necessary in the future for the payment and performance of the Obligations;

(b)                                 It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform the Obligations;

(c)                                  Guarantor will, or will cause Obligor to, deliver to Buyer from time to time, such other reasonable information or documents regarding Guarantor relating to any event that may materially or adversely affect Guarantor’s ability to perform the Obligations as Buyer may reasonably request and as may be available to Guarantor without undue cost or effort;  provided, however, that Guarantor may impose reasonable confidentiality requirements in connection with the disclosure of such information or documents.

16.                               Termination; Reinstatement of Guaranty.

(a)                                 Subject to the provisions of Section 16(b), this Guaranty shall terminate upon the earlier to occur of (i) the full satisfaction of all Obligations of Obligor arising under the Contract (and such satisfaction is not disputed in good faith by Buyer) and the period for making claims set forth in Section 11.03 of the Contract has expired; provided, however, that notwithstanding anything in the Contract to the contrary, for purposes of this Guaranty such period shall be deemed to expire as of the sixth (6th) anniversary of the effective date of the Contract, and (ii) the termination of the Contract (other than a termination by Buyer as a result of a breach of the Contract by Obligor); provided, however, that Guarantor’s liability hereunder shall survive any such termination with respect to any claims made by Beneficiary hereunder with respect to matters arising prior to such termination.

(b)                                 Notwithstanding the provisions of Section 16(a), this Guaranty shall be reinstated if at any time following the termination of this Guaranty under Section 16(a), any payment by Guarantor or Obligor of the Obligations is rescinded or must otherwise be returned by Beneficiary upon the insolvency, bankruptcy, reorganization, dissolution or liquidation of Obligor, all as though such payment had not been made.  Such period of reinstatement shall continue until satisfaction of the conditions contained in, and shall continue to be subject to, the provisions of this Section 16.

(c)                                  Subject to Section 16(a), this Guaranty shall remain in effect notwithstanding any assignment of the Contract by Obligor to any affiliate or subsidiary of such Obligor or Guarantor permitted under the terms of the Contract.  Upon request by Buyer after any such assignment, Guarantor shall acknowledge the continuing effectiveness of this Guaranty notwithstanding such assignment.

17.                               Any invalid or unenforceable provisions in this Guaranty shall be deemed severed herefrom, and such whole or partial invalidity shall not affect the enforceability or validity of the balance of this Guaranty.

18.                               No failure on the part of Beneficiary to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Beneficiary of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power.  Each and every right, remedy and power hereby granted to Beneficiary or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Beneficiary at any time or from time to time.

19.                               This Guaranty may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

20.                               This Guaranty constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between Guarantor and Beneficiary with respect to the subject matter hereof.  Neither this Guaranty nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, except by an instrument in writing signed by the party against which the enforcement of this termination, amendment, supplement, waiver or modification shall be sought.

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IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed as of the date first above written.

NRG ENERGY, INC., a Delaware corporation

By:
Name:
Title:
Date:

ACCEPTED BY: Buyer acknowledges and accepts the above Guaranty.

NRG YIELD OPERATING LLC
a Delaware limited liability company

By:
Name:
Title:
Date:

Signature page for CVSR PSA Seller Parent Guaranty